Filed Pursuant to Rule 424(b)(2)
Registration No 333-254191

PROSPECTUS SUPPLEMENT

(To prospectus dated March 12, 2021)

Capital One Financial Corporation

$750,000,000 7.149% Fixed-to-Floating Rate Senior Notes Due 2027

$1,750,000,000 7.624% Fixed-to-Floating Rate Senior Notes Due 2031

We will pay interest on the 7.149% fixed-to-floating rate senior notes due 2027 (the “2027 notes”) semi-annually during the fixed rate period from and including the original issue date to but excluding October 29, 2026 (the “2027 Notes Interest Reset Date”) (the “2027 Notes Fixed Rate Period”) in arrears on each April 29 and October 29 and quarterly during the floating rate period from and including the 2027 Notes Interest Reset Date to but excluding the October 29, 2027 maturity date (the “2027 Notes Floating Rate Period”) in arrears on each January 29, April 29, July 29 and October 29. We will make the first interest payment on the 2027 notes on April 29, 2024. Interest will accrue (i) from and including the original issue date to but excluding the 2027 Notes Interest Reset Date at a fixed rate of 7.149% per annum and (ii) from and including the 2027 Notes Interest Reset Date to but excluding the 2027 notes maturity date at a rate equal to the base rate (as described herein) plus 2.440% (the “2027 Notes Spread”).

We will pay interest on the 7.624% fixed-to-floating rate senior notes due 2031 (the “2031 notes” and, together with the 2027 notes, the “notes”) semi-annually during the fixed rate period from and including the original issue date to but excluding October 30, 2030 (the “2031 Notes Interest Reset Date”) (the “2031 Notes Fixed Rate Period”) in arrears on each April 30 and October 30 and quarterly during the floating rate period from and including the 2031 Notes Interest Reset Date to but excluding the October 30, 2031 maturity date (the “2031 Notes Floating Rate Period”) in arrears on each January 30, April 30, July 30 and October 30. We will make the first interest payment on the 2031 notes on April 30, 2024. Interest will accrue (i) from and including the original issue date to but excluding the 2031 Notes Interest Reset Date at a fixed rate of 7.624% per annum and (ii) from and including the 2031 Notes Interest Reset Date to but excluding the 2031 notes maturity date at a rate equal to the base rate (as described herein) plus 3.070% (the “2031 Notes Spread”).

We may redeem the 2027 notes at our option on October 29, 2026 (which is the date that is one year prior to the maturity date of the 2027 notes), in whole but not in part, at a redemption price equal to 100% of the principal amount of the 2027 notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date. See “Description of the Notes—Optional Redemption.”

We may redeem the 2031 notes at our option on October 30, 2030 (which is the date that is one year prior to the maturity date of the 2031 notes), in whole but not in part, at a redemption price equal to 100% of the principal amount of the 2031 notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date. See “Description of the Notes—Optional Redemption.”

The notes will be our unsecured obligations and will rank equally with all of our existing and future unsecured and unsubordinated indebtedness that may be outstanding from time to time. We will issue the notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. There is no sinking fund for the notes. The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange.

Investing in the notes involves risks. Before buying any notes, you should read this prospectus supplement, the related prospectus and all information incorporated by reference herein, including the discussion of material risks of investing in our notes in the “Risk Factors” section beginning on page S-9 of this prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not savings accounts, deposits or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency or instrumentality.

	Price to Public		Underwriting Discounts	Proceeds to Capital One (Before Expenses)
Per 2027 Note	100.000	%(1)	0.250%	99.750%
2027 Notes Total	$750,000,000		$1,875,000	$748,125,000
Per 2031 Note	100.000	%(1)	0.400%	99.600%
2031 Notes Total	$1,750,000,000		$7,000,000	$1,743,000,000
Total	$2,500,000,000		$8,875,000	$2,491,125,000

(1)	Plus accrued interest, if any, from November 1, 2023.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company and its participants, including Euroclear Bank SA/NV and Clearstream Banking S.A., on or about November 1, 2023, which will be the third business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to the second business day before delivery will be required by virtue of the fact that the notes initially will settle in three business days to specify alternative settlement arrangements to prevent a failed settlement.

Because our affiliate, Capital One Securities, Inc., is participating in the sale of the notes, the offering is being conducted in compliance with Financial Industry Regulatory Authority (“FINRA”) Rule 5121, as administered by FINRA.

Joint Book-Running Managers

Barclays	Goldman Sachs & Co. LLC	Morgan Stanley	Wells Fargo Securities	Capital One Securities

Co-Managers

Blaylock Van, LLC	R. Seelaus & Co., LLC	Ramirez & Co., Inc.	Siebert Williams Shank

The date of this prospectus supplement is October 27, 2023.

Prospectus Supplement

Prospectus

We have not, and the underwriters have not, authorized any other person to provide you with information different from, or in addition to, that contained in or incorporated by reference in this prospectus supplement (including any related free writing prospectus prepared by us or on our behalf, if any) and the accompanying prospectus. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement (including any related free writing prospectus prepared by us or on our behalf, if any), the accompanying prospectus and the documents incorporated by reference herein and therein, is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about the notes in two separate documents: (1) this prospectus supplement (including any related free writing prospectus prepared by us or on our behalf, if any), which describes the specific terms of the notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in that prospectus, and (2) the accompanying prospectus, which provides general information about securities we may offer from time to time, including securities other than the notes that are being offered by this prospectus supplement. If information in this prospectus supplement or any related free writing prospectus, if any, is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement and such related free writing prospectus, if any.

It is important for you to read and consider all of the information contained in this prospectus supplement and any related free writing prospectus, if any, and the accompanying prospectus in making your investment decision. You also should read and consider the information in the documents we have referred you to in the section entitled “Where You Can Find More Information” beginning on page S-43 of this prospectus supplement and page 4 of the accompanying prospectus.

We include cross-references in this prospectus supplement and the accompanying prospectus to captions in these materials where you can find additional related discussions. The table of contents in this prospectus supplement provides the pages on which these captions are located.

Unless the context requires otherwise, references to “Capital One,” “issuer,” “we,” “our,” or “us” in this prospectus supplement refer to Capital One Financial Corporation, a Delaware corporation.

FORWARD-LOOKING STATEMENTS

This prospectus supplement (including any related free writing prospectus prepared by us or on our behalf, if any), the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Forward-looking statements include those that discuss, among other things, strategies, goals, outlook or other non-historical matters; projections, revenues, income, returns, expenses, assets, liabilities, capital and liquidity measures, capital allocation plans, accruals for claims in litigation and for other claims against us; earnings per share, efficiency ratio, operating efficiency ratio or other financial measures for us; future financial and operating results; our plans, objectives, expectations and intentions; and the assumptions that underlie these matters. Forward-looking statements often use words such as “will,” “anticipate,” “target,” “expect,” “think,” “estimate,” “intend,” “plan,” “goal,” “believe,” “forecast,” “outlook” or other words of similar meaning. We have based these forward-looking statements on our current plans, estimates and projections, and you should not unduly rely on them. To the extent that any of the information in this prospectus supplement (including any related free writing prospectus prepared by us or on our behalf, if any), the accompanying prospectus and the documents incorporated by reference herein and therein is forward-looking, it is intended to fit within the safe harbor for forward-looking information provided by the Private Securities Litigation Reform Act of 1995.

Numerous factors could cause our actual results to differ materially from those described in such forward-looking statements, including, among other things:

•

general economic and business conditions in our local markets, including conditions affecting employment levels, inflation, interest rates, collateral values, consumer income, creditworthiness and confidence, spending and savings that may affect consumer bankruptcies, defaults, charge-offs, deposit activity and impacts of possible government shutdowns;

•	increases or fluctuations in credit losses and delinquencies and the impact of inaccurate estimates or inadequate reserves;

•	compliance with new and existing laws, regulations and regulatory expectations;

•	limitations on our ability to receive dividends from our subsidiaries;

•

our ability to maintain adequate capital or liquidity levels or to comply with revised capital or liquidity requirements, which could have a negative impact on our financial results and our ability to return capital to our stockholders;

•	the extensive use, reliability, and accuracy of the models and data on which we rely;

•

increased costs, reductions in revenue, reputational damage, legal exposure and business disruptions that can result from data protection or security incidents or a cyber-attack or other similar incidents, including one that results in the theft, loss, manipulation or misuse of information, or the disabling of systems and access to information critical to business operations;

•	developments, changes or actions relating to any litigation, governmental investigation or regulatory enforcement action or matter involving us;

•	the amount and rate of deposit growth and changes in deposit costs;

•	our ability to execute on our strategic and operational plans;

•	our response to competitive pressures;

•

our business, financial condition and results of operations may be adversely affected by merchants’ increasing focus on the fees charged by credit and debit card networks and by legislation and regulation impacting such fees;

•	our success in integrating acquired businesses and loan portfolios, and our ability to realize anticipated benefits from announced transactions and strategic partnerships;

•	our ability to develop, operate, and adapt our operational, technology and organizational infrastructure suitable for the nature of our business;

•	the success of our marketing efforts in attracting and retaining customers;

•	our risk management strategies;

•	changes in the reputation of, or expectations regarding, us or the financial services industry with respect to practices, products or financial condition;

•	fluctuations in market interest rates or volatility in the capital markets;

•	our ability to attract, retain and motivate key senior leaders and skilled employees;

•	climate change manifesting as physical or transition risks;

•	our assumptions or estimates in our financial statements;

•	the soundness of other financial institutions and other third parties;

•	our ability to invest successfully in and introduce digital and other technological developments across all our businesses;

•	our ability to manage risks from catastrophic events;

•	compliance with applicable laws and regulations related to privacy, data protection and data security;

•	our ability to protect our intellectual property; and

•	other risk factors identified from time to time in our public disclosures, including in the reports that we file with the SEC.

You should carefully consider the factors referred to above in evaluating these forward-looking statements.

When considering these forward-looking statements, you should keep in mind these risks, uncertainties and other cautionary statements made in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference. See the factors set forth under the “Risk Factors” section beginning on page S-9 of this prospectus supplement and in any other documents incorporated or deemed to be incorporated by reference therein or herein, including our Annual Report on Form 10-K for the year ended December 31, 2022, as such discussion may be amended or updated in other reports filed by us with the SEC, for additional information that you should consider carefully in evaluating these forward-looking statements.

Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions, including the risk factors referred to above. Our future performance and actual results may differ materially from those expressed in forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. Any forward-looking statements made by us or on our behalf speak only as of the date they are made or as of the date indicated, and we do not undertake any obligation to update forward-looking statements as a result of new information, future events or otherwise.

SUMMARY

The following summary highlights selected information from this prospectus supplement and the accompanying prospectus about the notes and this offering. This description is not complete and does not contain all of the information that you should consider before investing in the notes. You should read this prospectus supplement and the accompanying prospectus, including the documents we incorporate by reference, carefully to understand fully the terms of the notes as well as other considerations that are important to you in making a decision about whether to invest in the notes. You should pay special attention to the “Risk Factors” section beginning on page S-9 of this prospectus supplement and the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2022, as such discussion may be amended or updated in other reports filed by us with the SEC, to determine whether an investment in the notes is appropriate for you. This prospectus supplement includes forward-looking statements that involve risks and uncertainties. For a more complete understanding of the notes, you should read the section entitled “Description of the Notes” beginning on page S-17 of this prospectus supplement as well as the section entitled “Description of Debt Securities” beginning on page 7 of the accompanying prospectus. To the extent the information in this prospectus supplement is inconsistent with the information in the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

Capital One

Capital One Financial Corporation, a Delaware corporation established in 1994 and headquartered in McLean, Virginia, is a diversified financial services holding company with banking and non-banking subsidiaries. Capital One Financial Corporation and its subsidiaries offer a broad array of financial products and services to consumers, small businesses and commercial clients through digital channels, branch locations, cafés and other distribution channels. As of June 30, 2023, our principal operating subsidiary was Capital One, National Association (“CONA”). On October 1, 2022, Capital One completed the merger of its wholly-owned subsidiary Capital One Bank (USA), National Association with and into CONA, with CONA as the surviving entity.

For more information on Capital One, see the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. Our principal executive office is located at 1680 Capital One Drive, McLean, Virginia 22102 (telephone number (703) 720-1000).

THE OFFERING

Issuer	Capital One Financial Corporation

Securities Offered	$750,000,000 aggregate principal amount of 7.149% fixed-to-floating rate senior notes due 2027.

$1,750,000,000 aggregate principal amount of 7.624% fixed-to-floating rate senior notes due 2031.

See “Description of the Notes—General.”

Maturity Date	The 2027 notes will mature on October 29, 2027 (the “2027 Notes Maturity Date”).

The 2031 notes will mature on October 30, 2031 (the “2031 Notes Maturity Date”).

Interest Reset Date	The interest reset date with respect to the 2027 notes is October 29, 2026 (the “2027 Notes Interest Reset Date”).

The interest reset date with respect to the 2031 notes is October 30, 2030 (the “2031 Notes Interest Reset Date”).

Fixed Rate Period	With respect to the 2027 notes, the period from and including the original issue date to but excluding the 2027 Notes Interest Reset Date (the “2027 Notes Fixed Rate Period”).

With respect to the 2031 notes, the period from and including the original issue date to but excluding the 2031 Notes Interest Reset Date (the “2031 Notes Fixed Rate Period”).

Floating Rate Period	With respect to the 2027 notes, the period from and including the 2027 Notes Interest Reset Date to but excluding the 2027 Notes Maturity Date (the “2027 Notes Floating Rate Period”).

With respect to the 2031 notes, the period from and including the 2031 Notes Interest Reset Date to but excluding the 2031 Notes Maturity Date (the “2031 Notes Floating Rate Period”).

Interest Payment Dates	2027 Notes

We will pay interest on the 2027 notes semi-annually with respect to the 2027 Notes Fixed Rate Period in arrears on each April 29 and October 29 (the “2027 Notes Fixed Rate Interest Payment Dates”). We will make the first interest payment on April 29, 2024 and the final fixed rate interest payment on October 29, 2026.

During the 2027 Notes Floating Rate Period, we will pay interest on the 2027 notes quarterly in arrears on each January 29, April 29, July 29 and October 29 (the “2027 Notes Floating Rate Interest Payment Dates”) beginning on January 29, 2027 and ending on the 2027 Notes

Maturity Date. If the scheduled 2027 Notes Maturity Date falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled 2027 Notes Maturity Date.

2031 Notes

We will pay interest on the 2031 notes semi-annually with respect to the 2031 Notes Fixed Rate Period in arrears on each April 30 and October 30 (the “2031 Notes Fixed Rate Interest Payment Dates”). We will make the first interest payment on April 30, 2024 and the final fixed rate interest payment on October 30, 2030.

During the 2031 Notes Floating Rate Period, we will pay interest on the 2031 notes quarterly in arrears on each January 30, April 30, July 30 and October 30 (the “2031 Notes Floating Rate Interest Payment Dates”) beginning on January 30, 2031 and ending on the 2031 Notes Maturity Date. If the scheduled 2031 Notes Maturity Date falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled 2031 Notes Maturity Date.

Interest Rate	2027 Notes

The 2027 notes will bear interest (i) from and including the original issue date to but excluding the 2027 Notes Interest Reset Date at a fixed rate of 7.149% per annum and (ii) from and including the 2027 Notes Interest Reset Date to but excluding the 2027 Notes Maturity Date at a variable rate equal to the base rate (as described herein) plus the 2027 Notes Spread of 2.440%.

2031 Notes

The 2031 notes will bear interest (i) from and including the original issue date to but excluding the 2031 Notes Interest Reset Date at a fixed rate of 7.624% per annum and (ii) from and including the 2031 Notes Interest Reset Date to but excluding the 2031 Notes Maturity Date at a variable rate equal to the base rate (as described herein) plus the 2031 Notes Spread of 3.070%.

Floating Rate Period Interest Base Rate

The base rate means the Secured Overnight Financing Rate (“SOFR”) (compounded daily over a quarterly Observation Period (as defined below) in accordance with the specific formula described in this prospectus supplement). As further described in this prospectus supplement, (i) in determining the base rate for a U.S. Government Securities Business Day (as defined herein), the base rate generally will be the rate in respect of such day that is provided on the following U.S. Government Securities Business Day and (ii) in determining the base rate for any other day, such as a Saturday, Sunday or holiday, the base rate generally will be the rate in respect of the immediately preceding U.S. Government Securities Business Day that is provided on the following U.S. Government Securities Business Day.

Floating Rate Interest Payment Periods	2027 Notes

The floating rate interest payment periods for the 2027 notes mean the quarterly periods from and including each 2027 Notes Floating Rate Interest Payment Date (or from and including the 2027 Notes Interest Reset Date in the case of the first 2027 Notes Floating Rate Interest Payment Period) to, but excluding, the next succeeding 2027 Notes Floating Rate Interest Payment Date (the “2027 Notes Floating Rate Interest Payment Periods”).

2031 Notes

The floating rate interest payment periods for the 2031 notes mean the quarterly periods from and including each 2031 Notes Floating Rate Interest Payment Date (or from and including the 2031 Notes Interest Reset Date in the case of the first 2031 Notes Floating Rate Interest Payment Period) to, but excluding, the next succeeding 2031 Notes Floating Rate Interest Payment Date (the “2031 Notes Floating Rate Interest Payment Periods”).

Observation Period	2027 Notes

In respect of each 2027 Notes Floating Rate Interest Payment Period, the 2027 Notes Observation Period (the “2027 Notes Observation Period”) means the period from, and including, the date two U.S. Government Securities Business Days preceding the first date in such 2027 Notes Floating Rate Interest Payment Period to, but excluding, the date two U.S. Government Securities Business Days preceding the 2027 Notes Floating Rate Interest Payment Date for such interest period.

2031 Notes

In respect of each 2031 Notes Floating Rate Interest Payment Period, the 2031 Notes Observation Period (the “2031 Notes Observation Period”) means the period from, and including, the date two U.S. Government Securities Business Days preceding the first date in such 2031 Notes Floating Rate Interest Payment Period to, but excluding, the date two U.S. Government Securities Business Days preceding the 2031 Notes Floating Rate Interest Payment Date for such interest period.

Use of Proceeds	We intend to use the net proceeds from the sale of the notes for general corporate purposes in the ordinary course of our business. General corporate purposes may include repayment of debt, redemptions and repurchases of shares of our common stock and of our other securities, acquisitions, additions to working capital, capital expenditures and investments in our subsidiaries. See “Use of Proceeds” in this prospectus supplement.

Risk Factors	Please refer to the section entitled “Risk Factors” beginning on page S-9 and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before deciding to invest in our notes.

Optional Redemption	We may redeem the 2027 notes at our option on October 29, 2026 (which is the date that is one year prior to the 2027 Notes Maturity Date), in whole but not in part, at a redemption price equal to 100% of the principal amount of the 2027 notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date.

We may redeem the 2031 notes at our option on October 30, 2030 (which is the date that is one year prior to the 2031 Notes Maturity Date), in whole but not in part, at a redemption price equal to 100% of the principal amount of the 2031 notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date.

See “Description of the Notes—Optional Redemption.”

Ranking	The notes are our direct, unsecured and unsubordinated obligations and rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness.

Listing	The notes will not be listed on any securities exchange.

Conflicts of Interest	One of the underwriters, Capital One Securities, Inc., is our affiliate. The distribution arrangements for this offering comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s participation in the distribution of securities of an affiliate. In accordance with Rule 5121, no FINRA member that has a conflict of interest under Rule 5121 may make sales in this offering to any discretionary account without the prior approval of the customer. Capital One Securities, Inc. may use this prospectus supplement and the accompanying prospectus in connection with offers and sales of the notes in the secondary market. Capital One Securities, Inc. may act as principal or agent in those transactions. Secondary market sales will be made at prices related to market prices at the time of sale. Capital One Securities, Inc. is not primarily responsible for managing this offering.

RISK FACTORS

Investing in the notes involves risks, including the risks described below that are specific to the notes and those that could affect us and our business. You should not purchase notes unless you understand these investment risks. Please be aware that other risks may prove to be important in the future. New risks may emerge at any time, and we cannot predict such risks or estimate the extent to which they may affect our financial performance. Before purchasing any notes, you should consider carefully the risks and other information in this prospectus supplement and the accompanying prospectus and carefully read the risks described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including the discussion under the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2022, as such discussion may be amended or updated in other reports filed by us with the SEC.

Risks Relating to the Notes

The notes are our unsecured obligations and not obligations of our subsidiaries and will be effectively subordinated to the claims of our subsidiaries’ creditors.

The notes are exclusively our obligations and not those of our subsidiaries. We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, depend upon the earnings of our subsidiaries. In addition, we depend on the distribution of earnings, loans or other payments by our subsidiaries to us.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds to pay our obligations, whether by dividends, distributions, loans or other payments. Payments to us by our subsidiaries also will be contingent upon those subsidiaries’ earnings and business considerations. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us would be subject to regulatory or contractual restrictions. There are various federal law limitations on the extent to which our bank subsidiary can finance or otherwise supply funds to us through dividends and loans. These limitations include minimum regulatory capital requirements, federal banking law requirements concerning the payment of dividends out of net profits or surplus, Sections 23A and 23B of the Federal Reserve Act and Regulation W governing transactions between an insured depository institution and its affiliates, as well as general federal regulatory oversight to prevent unsafe or unsound practices. If our subsidiaries’ earnings are not sufficient to make dividend payments to us while maintaining adequate capital levels, our liquidity may be affected and we may not be able to make payments on outstanding corporate debt securities, including the notes, or meet other obligations.

Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and, therefore, the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including senior and subordinated debtholders and general trade creditors. In the event of any such distribution of assets of our bank subsidiary, the claims of depositors and other general or subordinated creditors would be entitled to priority over the claims of holders of the notes. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of those subsidiaries and any indebtedness of those subsidiaries senior to that held by us.

In addition, the notes will not be secured by any of our assets. As a result, they will be effectively subordinated to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness. The indenture governing the notes does not limit the amount of senior indebtedness and other financial obligations or secured obligations that we or our subsidiaries may incur.

Because the notes may be redeemed at our option under certain circumstances prior to their maturity, you are subject to reinvestment risk.

We may redeem each series of the notes at our option, in whole but not in part on October 29, 2026, with respect to the 2027 notes, and October 30, 2030, with respect to the 2031 notes. If any redemption occurs, holders of the notes will not have the opportunity to continue to accrue and be paid interest to the stated maturity date. Any such redemption may have the effect of reducing the income or return that you would otherwise receive on an investment in the notes by reducing the term of the investment. If this occurs, you might not be able to reinvest the proceeds at an interest rate comparable to the rate paid on the notes. See “Description of the Notes—Optional Redemption.”

The notes will not be guaranteed by the FDIC or any other governmental agency.

The notes are not bank deposits and are not insured by the FDIC or any other governmental agency, nor are they obligations of, or guaranteed by, a bank. The notes will be obligations of Capital One Financial Corporation only and will not be guaranteed by any of our subsidiaries, including CONA, our principal banking subsidiary. The notes will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries (including deposits and liabilities to trade creditors), which means that creditors of our subsidiaries generally will be paid from those subsidiaries’ assets before holders of the notes would have any claims to those assets.

The indenture governing the notes does not contain any limitations on our ability to incur additional indebtedness, pay dividends or repurchase our capital stock.

Neither we nor any of our subsidiaries are restricted from incurring additional indebtedness or other liabilities, including additional senior indebtedness, under the indenture governing the terms of the notes. If we incur additional indebtedness or liabilities, our ability to pay our obligations on the notes could be adversely affected. We expect that we will from time to time incur additional indebtedness and other liabilities. In addition, we are not restricted under the indenture governing the notes from paying dividends or issuing, repurchasing or redeeming our securities.

In addition, there are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction, reorganization, default under our existing indebtedness, restructuring, merger or similar transaction that may adversely affect you, except to the extent the limitations set forth under “Description of Debt Securities—Covenants” in the accompanying prospectus and “Description of the Notes—Consolidation, Merger and Sale of Assets” below would apply to the transaction.

The notes will have limited acceleration and enforcement rights.

The notes will have limited acceleration and enforcement rights. The senior indenture under which the notes will be issued provides that the only events of default will be insolvency events and payment defaults that continue for 30 days. Any other default under or breach of the senior indenture or the notes will not give rise to an event of default, whether after notice, the passage of time or otherwise. As a consequence, if any such other default or breach occurs, neither the trustee nor the holders of the notes will be entitled to accelerate the maturity of the notes—that is, they will not be entitled to declare the principal of any notes to be immediately due and payable. For example, the bankruptcy, insolvency or reorganization of CONA, our principal operating subsidiary, whether in a voluntary or involuntary proceeding, will not constitute an event of default under the senior indenture.

The limitations on events of default and acceleration rights described in the prior paragraph do not apply with regard to our senior debt securities issued prior to November 2, 2021. Therefore, if certain defaults or breaches occur, holders of our senior debt securities issued before November 2, 2021 may be able to accelerate their securities so that such securities become immediately due and payable while the holders of the notes may not be able to do so. In addition, unlike the notes, our senior debt securities issued prior to November 2, 2021 do not require a 30-day cure period before a nonpayment of principal becomes an event of default and acceleration rights become exercisable with respect to such nonpayment. If our senior debt securities issued prior to November 2, 2021 are accelerated, our obligation to repay the accelerated senior debt securities in full could adversely affect our ability to make timely payments on the notes thereafter. These limitations on the rights and remedies with respect to the notes could adversely affect the market value of the notes, especially during times of financial stress for us or our industry.

Holders of the notes could be at greater risk for being structurally subordinated if we sell or convey all or substantially all of our assets to one or more of our majority-owned subsidiaries.

We may sell, convey or transfer all or substantially all of our assets to one or more entities that are direct or indirect majority-owned subsidiaries of ours in which we or one or more of our subsidiaries owns or controls more than 50% of the voting stock, and under the senior indenture under which the notes will be issued, such subsidiary or subsidiaries will not be required to assume our obligations under the notes, and we will remain the sole obligor on the notes. In such event, creditors of any such subsidiary or subsidiaries would have additional assets from which to recover on their claims while holders of the notes would be structurally subordinated to creditors of such subsidiary or subsidiaries with respect to such transferred assets. See “Description of the Notes—Consolidation, Merger and Sale of Assets.”

Government regulation may affect the priority of the notes in the case of a bankruptcy or liquidation.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) created a resolution regime known as the “orderly liquidation authority.” Under the orderly liquidation authority, the FDIC may be appointed as receiver for an entity, including a bank holding company, for purposes of liquidating the entity if the Secretary of the Treasury, following a process set out in the Dodd-Frank Act, determines that the entity is in default or danger of default and that the entity’s failure and its resolution under otherwise applicable law would have serious adverse effects on the financial stability of the United States.

If the FDIC is appointed as receiver under the orderly liquidation authority, then the Dodd-Frank Act, rather than applicable insolvency laws, would determine the powers of the receiver, and the rights and obligations of creditors and other parties who have dealt with the institution. There are substantial differences in the rights of creditors under the orderly liquidation authority compared to those under the U.S. Bankruptcy Code, including the power of the FDIC to disregard the strict priority of creditor claims in some circumstances, the use of an administrative claims procedure to determine creditors’ claims (as opposed to the judicial procedure utilized in bankruptcy proceedings) and the power of the FDIC to transfer claims to a “bridge” entity. As a consequence of the power of the FDIC under the orderly liquidation authority, the holders of the notes may be fully subordinated to interests held by the U.S. government and others in the event that we enter into a receivership, insolvency, liquidation or similar proceeding. Although the FDIC has issued regulations to implement the orderly liquidation authority, not all aspects of how the FDIC might exercise this authority are known and additional rulemakings are possible. Further, it is uncertain how the FDIC might exercise its discretion under the orderly liquidation authority in a particular case.

Risks Relating to SOFR

SOFR has a limited history; the future performance of SOFR cannot be predicted based on historical performance.

You should note that publication of SOFR began on April 3, 2018, and it therefore has a limited history. In addition, the future performance of SOFR cannot be predicted based on the limited historical performance. The level of SOFR during the term of the notes may bear little or no relation to the historical level of SOFR. Prior observed patterns, if any, in the behavior of market variables and their relation to SOFR, such as correlations, may change in the future. While some pre-publication historical data have been released by the Federal Reserve Bank of New York (the “New York Federal Reserve”), such analysis inherently involves assumptions, estimates and approximations. The future performance of SOFR is impossible to predict and therefore no future performance of SOFR or the notes may be inferred from any of the historical simulations or historical performance. Hypothetical or historical performance data are not indicative of, and have no bearing on, the potential performance of SOFR or the notes. Changes in the levels of SOFR will affect the base rate and, therefore, the return on the notes and the trading price of such notes, but it is impossible to predict whether such levels will rise or fall. There can be no assurance that SOFR or the base rate will be positive.

Any failure of SOFR to maintain market acceptance could adversely affect the notes.

SOFR may fail to maintain market acceptance. SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to U.S. dollar LIBOR in part because it is considered a good representation of general funding conditions in the overnight Treasury repo market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. This may mean that market participants would not consider SOFR a suitable substitute or successor for all of the purposes for which LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen market acceptance of SOFR. Any failure of SOFR to maintain market acceptance could adversely affect the return on the notes and the price at which you can sell such notes.

The composition and characteristics of SOFR are not the same as those of LIBOR and there is no guarantee that either SOFR or the base rate is a comparable substitute for LIBOR.

In June 2017, the New York Federal Reserve’s Alternative Reference Rates Committee (the “ARRC”) announced SOFR as its recommended alternative to U.S. dollar LIBOR. However, the composition and characteristics of SOFR are not the same as those of LIBOR. SOFR is a broad Treasury repo financing rate that represents overnight secured funding transactions. This means that SOFR is fundamentally different from LIBOR for two key reasons. First, SOFR is a secured rate, while LIBOR is an unsecured rate. Second, SOFR is an overnight rate, while LIBOR represents interbank funding over different maturities. As a result, there can be no assurance that SOFR will perform in the same way as LIBOR would have at any time, including, without limitation, as a result of changes in interest and yield rates in the market, market volatility or global, national or regional economic, financial, political, regulatory, judicial or other events. For example, since publication of SOFR began on April 3, 2018, daily changes in SOFR have, on occasion, been more volatile than daily changes in comparable benchmark or other market rates. For additional information regarding SOFR, see “Description of the Notes—Floating Rate Period Interest Rates—Secured Overnight Financing Rate (SOFR).”

The secondary trading market for notes linked to SOFR may be limited.

Since SOFR is a relatively new market rate, the notes will likely have no established trading market when issued and an established trading market may never develop or may not be very liquid. Market terms for debt securities linked to SOFR (such as the notes) such as the applicable spread may evolve over time and, as a result, trading prices of the notes may be lower than those of later-issued debt securities that are linked to SOFR. Similarly, if SOFR does not prove to be widely used in debt securities similar to the notes, the trading price of the notes may be lower than that of debt securities linked to rates that are more widely used. Investors in the notes may not be able to sell such notes at all or may not be able to sell such notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market. Further, investors wishing to sell the notes of either series in the secondary market during the applicable Floating Rate Period will have to make assumptions as to the future performance of SOFR during the applicable Floating Rate Interest Payment Period in which they intend the sale to take place. As a result, investors may suffer from increased pricing volatility and market risk.

The administrator of SOFR may make changes that could change the value of SOFR or discontinue SOFR and has no obligation to consider your interests in doing so.

The New York Federal Reserve (or a successor), as administrator of SOFR, may make methodological or other changes that could change the value of SOFR, including changes related to the method by which SOFR is calculated, eligibility criteria applicable to the transactions used to calculate SOFR, or timing related to the publication of SOFR. In addition, the administrator may alter, discontinue or suspend calculation or dissemination of SOFR (in which case a fallback method of determining the interest rate on the notes during the applicable Floating Rate Period as further described under “Description of the Notes—Floating Rate Period Interest Rates—Determination of SOFR” will apply). The administrator has no obligation to consider your interests in calculating, adjusting, converting, revising or discontinuing SOFR.

If SOFR is discontinued, the notes will bear interest during the applicable Floating Rate Period by reference to a different base rate, which could adversely affect the value of the notes, the return on the notes and the price at which you can sell such notes; there is no guarantee that any Benchmark Replacement will be a comparable substitute for SOFR.

If we or our designee determine that a Benchmark Transition Event (as defined below) and its related Benchmark Replacement Date (as defined below) have occurred in respect of SOFR, then the interest rate on the notes during the applicable Floating Rate Period will no longer be determined by reference to SOFR, but instead will be determined by reference to a different rate, which will be a different benchmark than SOFR, plus a spread adjustment, which we refer to as a “Benchmark Replacement,” as further described under “Description of the Notes—Floating Rate Period Interest Rates—Determination of SOFR.”

If a particular Benchmark Replacement or Benchmark Replacement Adjustment (as defined below) cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected, recommended or formulated by (i) the Relevant Governmental Body (as defined below, such as the ARRC), (ii) ISDA or (iii) in certain circumstances, us or our designee. In addition, the terms of the notes expressly authorize us or our designee to make Benchmark Replacement Conforming Changes (as defined below) with respect to, among other things, changes to the definition of “Floating Rate Interest Payment Periods,” timing and frequency of determining rates and making payments of interest and other administrative matters. The determination of a Benchmark Replacement, the calculation of the interest rate on the notes during the applicable Floating Rate Period by reference to a Benchmark Replacement (including the application of a Benchmark Replacement Adjustment), any implementation of Benchmark Replacement Conforming Changes and any other determinations, decisions or elections that may be made under the terms of the notes in connection with a Benchmark Transition Event could adversely affect the value of the notes, the return on the notes and the price at which you can sell such notes.

Any determination, decision or election described above will be made in our or our designee’s sole discretion.

In addition, (i) the composition and characteristics of the Benchmark Replacement will not be the same as those of SOFR, the Benchmark Replacement will not be the economic equivalent of SOFR, there can be no assurance that the Benchmark Replacement will perform in the same way as SOFR would have at any time and there is no guarantee that the Benchmark Replacement will be a comparable substitute for SOFR (each of which means that a Benchmark Transition Event could adversely affect the value of the notes, the return on the notes and the price at which you can sell such notes), (ii) any failure of the Benchmark Replacement to gain market acceptance could adversely affect the notes, (iii) the Benchmark Replacement may have a very limited history and the future performance of the Benchmark Replacement cannot be predicted based on historical performance, (iv) the secondary trading market for notes linked to the Benchmark Replacement may be limited and (v) the administrator of the Benchmark Replacement may make changes that could change the value of the Benchmark Replacement or discontinue the Benchmark Replacement and has no obligation to consider your interests in doing so.

The interest rate on the notes during each Floating Rate Interest Payment Period will be based on a daily compounded SOFR rate, which is relatively new in the marketplace.

For each Floating Rate Interest Payment Period, the interest rate on the notes is based on a daily compounded SOFR rate calculated using the specific formula described in this prospectus supplement, not the SOFR rate published on or in respect of a particular date during such Floating Rate Interest Payment Period or an average of SOFR rates during such period. For this and other reasons, the interest rate on the notes during any Floating Rate Interest Payment Period will not be the same as the interest rate on other SOFR-linked investments that use an alternative basis to determine the applicable interest rate. Further, if the SOFR rate in respect of a particular date during a Floating Rate Interest Payment Period is negative, the portion of the base rate specifically attributable to such date will be less than one, resulting in a reduction to the base rate used to calculate the interest payable on such notes on the Floating Rate Interest Payment Date for such Floating Rate Interest Payment Period.

In addition, limited market precedent exists for securities that use SOFR as a benchmark interest rate, and the method for calculating an interest rate based upon SOFR in those precedents varies. Accordingly, the specific formula for the daily compounded SOFR rate used in the notes may not be widely adopted by other market participants, if at all. If the market adopts a different calculation method, that would likely adversely affect the market value of the notes.

The amount of interest payable with respect to each Floating Rate Interest Payment Period will be determined near the end of the applicable Floating Rate Interest Payment Period.

The level of the base rate applicable to each Floating Rate Interest Payment Period and, therefore, the amount of interest payable with respect to such Floating Rate Interest Payment Period cannot be determined until two U.S. Government Securities Business Days before the Floating Rate Interest Payment Date for such Floating Rate Interest Payment Period. Because each such date is near the end of such Floating Rate Interest Payment Period, you will not know the amount of interest payable with respect to each such Floating Rate Interest Payment Period until shortly prior to the related Floating Rate Interest Payment Date and it may be difficult for you to reliably estimate the amount of interest that will be payable on each such Floating Rate Interest Payment Date.

The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased.

Some of these factors include, but are not limited to: (i) actual or anticipated changes in the level of SOFR, (ii) volatility of the level of SOFR, (iii) changes in interest and yield rates, (iv) any actual or anticipated changes in our credit ratings or credit spreads and (v) the time remaining to maturity of such notes. Generally, the longer the time remaining to maturity and the more tailored the exposure, the more the market price of the notes will be affected by the other factors described in the preceding sentence. This can lead to significant adverse changes in the market price of securities like the notes. Depending on the actual or anticipated level of SOFR, the market value of the notes may decrease and you may receive substantially less than 100% of the issue price if you are able to sell your notes prior to maturity.

The calculation agent (or, if applicable, we or our designee) will make determinations with respect to the notes.

During each Floating Rate Period the calculation agent will determine the interest rates with respect to the notes using SOFR as further described in this prospectus supplement. In addition, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, we or our designee will make certain determinations with respect to the notes in our or our designee’s sole discretion as further described under “Description of the Notes—Floating Rate Period Interest Rates—Determination of SOFR.” Any of these determinations may adversely affect the payout to investors. Moreover, certain determinations made by us or our designee may require the exercise of discretion and the making of subjective judgments, such as with respect to the base rate or the occurrence or non-occurrence of a Benchmark Transition Event and any Benchmark Replacement Conforming Changes. These potentially subjective determinations may adversely affect the payout to you on the notes. For further information regarding these types of determinations, see “Description of the Notes—Floating Rate Period Interest Rates” and “Description of the Notes—Floating Rate Period Interest Rates—Determination of SOFR” and related definitions below.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting the underwriting discounts and offering expenses payable by us, will be approximately $2.487 billion. We intend to use the net proceeds from the sale of the notes for general corporate purposes in the ordinary course of our business. General corporate purposes may include repayment of debt, redemptions and repurchases of shares of our common stock and of our other securities, acquisitions, additions to working capital, capital expenditures and investments in our subsidiaries.

DESCRIPTION OF THE NOTES

The following is a description of the particular terms of the notes offered pursuant to this prospectus supplement. This description supplements and, to the extent inconsistent, modifies the description of the general terms and provisions of senior debt securities set forth in the accompanying prospectus under “Description of Debt Securities.” To the extent the description in this prospectus supplement is inconsistent with the description contained in the accompanying prospectus, you should rely on the description in this prospectus supplement. The following description is qualified in its entirety by reference to the provisions of the senior indenture dated as of November 1, 1996, as amended or supplemented from time to time, between us and The Bank of New York Mellon Trust Company, N.A., formerly known as The Bank of New York Trust Company, N.A. (as successor to Harris Trust and Savings Bank), as indenture trustee, which we refer to as the senior indenture. A copy of the senior indenture is included as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part. Capitalized terms not defined in this section have the meanings assigned to such terms in the accompanying prospectus or in the senior indenture.

General

The 2027 notes and the 2031 notes offered hereby constitute separate series of senior debt securities described in the accompanying prospectus to be issued under the senior indenture. The notes will be our direct, unsecured obligations.

The 2027 notes are initially offered in the principal amount of $750,000,000 and the 2031 notes are initially offered in the principal amount of $1,750,000,000. We may, without the consent of existing holders, increase the principal amount of either series of the notes by issuing more notes in the future, on the same terms and conditions (other than any differences in the issue date, the price to the public and the first interest payment date) and with the same CUSIP number (if appropriate), as the notes being offered by this prospectus supplement. We do not plan to inform existing holders if we reopen a series of notes to issue and sell additional notes in the future.

As used herein, the term “business day” means any day that is not a Saturday or Sunday and that is not a day on which banking institutions in New York, New York, Chicago, Illinois or McLean, Virginia are generally authorized or obligated by law to close.

Payments

2027 Notes

The 2027 notes will mature on October 29, 2027. During the 2027 Notes Fixed Rate Period, the 2027 notes will bear interest from and including the original issue date to but excluding the 2027 Notes Interest Reset Date at the annual rate of 7.149%. We will pay interest on the 2027 notes with respect to the 2027 Notes Fixed Rate Period semi-annually in arrears on each April 29 and October 29. With respect to the 2027 Notes Fixed Rate Period, we will make the first interest payment on April 29, 2024 and the final fixed rate interest payment on October 29, 2026. During the 2027 Notes Floating Rate Period, starting from and including the 2027 Notes Interest Reset Date to but excluding the 2027 Notes Maturity Date, the 2027 notes will bear interest at a rate equal to the base rate (as described in this prospectus supplement) plus the 2027 Notes Spread of 2.440%. We will pay interest during the 2027 Notes Floating Rate Period quarterly in arrears on each January 29, April 29, July 29 and October 29. With respect to the 2027 Notes Floating Rate Period, we will make the first floating rate interest payment on January 29, 2027 and the final floating rate interest payment on the 2027 Notes Maturity Date.

We will pay interest to the person in whose name the note is registered at the close of business on the fifteenth calendar day (whether or not a business day) immediately preceding the related 2027 Notes Fixed Rate Interest Payment Date or 2027 Notes Floating Rate Interest Payment Date, as applicable, except that we will pay interest at the 2027 Notes Maturity Date or, if the 2027 notes are redeemed, the redemption date to the person or persons to whom principal is payable. Interest on the 2027 notes will be paid on the basis of a 360-day year comprised of twelve 30-day months during the 2027 Notes Fixed Rate Period. The interest on the 2027 notes during the 2027 Notes Floating Rate Period will be paid on the basis of a 360-day year and the actual number of days elapsed. With respect to the 2027 Notes Fixed Rate Period, if any scheduled 2027 Notes Fixed Rate Interest Payment Date (including, for the avoidance of doubt, the last interest payment date with respect to the 2027 Notes Fixed Rate Period) falls on a day that is not a business day, the payment of the interest payable on that date will be made on the next day that is a business day, without any interest or other payment in respect of the delay, with the same force and effect as if made on the scheduled interest payment date. For the 2027 Notes Floating Rate Period, if any scheduled 2027 Notes Floating Rate Interest Payment Date falls on a day that is not a business day, it will be postponed to the following business day, unless that business day would fall in the next calendar month, in which case the 2027 Notes Floating Rate Interest Payment Date will be the immediately preceding business day, provided that if the scheduled 2027 Notes Maturity Date falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled 2027 Notes Maturity Date.

The 2027 notes will not have the benefit of a sinking fund—that is, we will not deposit money on a regular basis into any separate custodial account to repay the notes.

2031 Notes

The 2031 notes will mature on October 30, 2031. During the 2031 Notes Fixed Rate Period, the 2031 notes will bear interest from and including the original issue date to but excluding the 2031 Notes Interest Reset Date at the annual rate of 7.624%. We will pay interest on the 2031 notes with respect to the 2031 Notes Fixed Rate Period semi-annually in arrears on each April 30 and October 30. With respect to the 2031 Notes Fixed Rate Period, we will make the first interest payment on April 30, 2024 and the final fixed rate interest payment on October 30, 2030. During the 2031 Notes Floating Rate Period, starting from and including the 2031 Notes Interest Reset Date to but excluding the 2031 Notes Maturity Date, the 2031 notes will bear interest at a rate equal to the base rate (as described in this prospectus supplement) plus the 2031 Notes Spread of 3.070%. We will pay interest during the 2031 Notes Floating Rate Period quarterly in arrears on each January 30, April 30, July 30 and October 30. With respect to the 2031 Notes Floating Rate Period, we will make the first floating rate interest payment on January 30, 2031 and the final floating rate interest payment on the 2031 Notes Maturity Date.

We will pay interest to the person in whose name the note is registered at the close of business on the fifteenth calendar day (whether or not a business day) immediately preceding the related 2031 Notes Fixed Rate Interest Payment Date or 2031 Notes Floating Rate Interest Payment Date, as applicable, except that we will pay interest at the 2031 Notes Maturity Date or, if the 2031 notes are redeemed, the redemption date to the person or persons to whom principal is payable. Interest on the 2031 notes will be paid on the basis of a 360-day year comprised of twelve 30-day months during the 2031 Notes Fixed Rate Period. The interest on the 2031 notes during the 2031 Notes Floating Rate Period will be paid on the basis of a 360-day year and the actual number of days elapsed. With respect to the 2031 Notes Fixed Rate Period, if any scheduled 2031 Notes Fixed Rate Interest Payment Date (including, for the avoidance of doubt, the last interest payment date with respect to the 2031 Notes Fixed Rate Period) falls on a day that is not a business day, the payment of the interest payable on that date will be made on the next day that is a business day, without any interest or other payment in respect of the delay, with the same force and effect as if made on the scheduled interest payment date. For the 2031 Notes Floating Rate Period, if any scheduled 2031 Notes Floating Rate Interest Payment Date falls on a day that is not a business day, it will be postponed to the following business day, unless that business day would fall in the next calendar month, in which case the 2031 Notes Floating Rate Interest Payment Date will be the immediately preceding business day, provided that if the scheduled 2031 Notes Maturity Date falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled 2031 Notes Maturity Date.

The 2031 notes will not have the benefit of a sinking fund—that is, we will not deposit money on a regular basis into any separate custodial account to repay the notes.

Floating Rate Period Interest Rates

Secured Overnight Financing Rate (SOFR)

SOFR is published by the New York Federal Reserve and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. The New York Federal Reserve reports that SOFR includes all trades in the Broad General Collateral Rate and bilateral Treasury repurchase agreement (repo) transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of the Depository Trust and Clearing Corporation (“DTCC”), and SOFR is filtered by the New York Federal Reserve to remove some (but not all) of the foregoing transactions considered to be “specials.” According to the New York Federal Reserve, “specials” are repos for specific-issue collateral, which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.

The New York Federal Reserve reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon as well as General Collateral Finance Repo transaction data and data on bilateral Treasury repo transactions cleared through the FICC’s delivery-versus-payment service. The New York Federal Reserve also notes that it obtains information from DTCC Solutions LLC, an affiliate of DTCC.

If data for a given market segment were unavailable for any day, then the most recently available data for that segment would be utilized, with the rates on each transaction from that day adjusted to account for any change in the level of market rates in that segment over the intervening period. SOFR would be calculated from this adjusted prior day’s data for segments where current data were unavailable, and unadjusted data for any segments where data were available. To determine the change in the level of market rates over the intervening period for the missing market segment, the New York Federal Reserve would use information collected through a daily survey conducted by its Trading Desk of primary dealers’ repo borrowing activity.

The New York Federal Reserve notes on its publication page for SOFR that use of SOFR is subject to important limitations, indemnification obligations and disclaimers, including that the New York Federal Reserve may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice.

Each U.S. Government Securities Business Day, the New York Federal Reserve publishes SOFR on its website at approximately 8:00 a.m., New York City time. If errors are discovered in the transaction data provided by The Bank of New York Mellon or DTCC Solutions LLC, or in the calculation process, subsequent to the initial publication of SOFR but on that same day, SOFR and the accompanying summary statistics may be republished at approximately 2:30 p.m., New York City time. Additionally, if transaction data from The Bank of New York Mellon or DTCC Solutions LLC had previously not been available in time for publication, but became available later in the day, the affected rate or rates may be republished at around this time. Rate revisions will only be effected on the same day as initial publication and will only be republished if the change in the rate exceeds one basis point. Any time a rate is revised, a footnote to the New York Federal Reserve’s publication would indicate the revision. This revision threshold will be reviewed periodically by the New York Federal Reserve and may be changed based on market conditions.

Because SOFR is published by the New York Federal Reserve based on data received from other sources, we have no control over its determination, calculation or publication. See “Risk Factors.”

The information contained in this section “—Secured Overnight Financing Rate (SOFR)” is based upon the New York Federal Reserve’s Website and other U.S. government sources.

Formula for Interest Rates during each Floating Rate Period

Each “spread” is the number of basis points (one one-hundredth of a percentage point) specified above to be added to the base rate for a Floating Rate Interest Payment Period. The amount of interest accrued and payable on the notes for each Floating Rate Interest Payment Period will be equal to the outstanding principal amount of the notes multiplied by the product of:

(a)	the sum of the base rate plus the spread for the relevant Floating Rate Interest Payment Period; multiplied by

(b)	the quotient obtained by dividing the actual number of calendar days in such Floating Rate Interest Payment Period by 360.

Notwithstanding the foregoing, in no event will the interest rate payable for any Floating Rate Interest Payment Period be less than zero percent.

How Interest is Calculated

On each Floating Rate Interest Payment Date, accrued interest will be paid for the most recently completed Floating Rate Interest Payment Period. During each Floating Rate Interest Payment Period, interest on the notes will accrue from and including the first date in such Floating Rate Interest Payment Period, or from and including (i) the 2027 Notes Interest Reset Date in the case of the first Floating Rate Interest Payment Period applicable to the 2027 notes or (ii) the 2031 Notes Interest Reset Date in the case of the first Floating Rate Interest Payment Period applicable to the 2031 notes. Interest will accrue to but excluding the next Floating Rate Interest Payment Date applicable to such series of the notes.

During each Floating Rate Period, the calculation agent will notify the paying agent of each determination of the interest rate applicable to the notes promptly after the determination is made.

With respect to any Floating Rate Interest Payment Period, the base rate means the rate of return of a daily compound interest investment computed in accordance with the following formula (with the resulting percentage rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005% being rounded upwards to 0.00001%):

“d0”, for any Observation Period, is the number of U.S. Government Securities Business Days in the relevant Observation Period.

“i” is a series of whole numbers from one to d0, each representing the relevant U.S. Government Securities Business Days in chronological order from, and including, the first U.S. Government Securities Business Day in the relevant Observation Period.

“SOFRi”, for any U.S. Government Securities Business Day “i” in the relevant Observation Period, is equal to SOFR in respect of that day “i”.

“ni” for any U.S. Government Securities Business Day “i” in the relevant Observation Period, is the number of calendar days from, and including, such U.S. Government Securities Business Day “i” to, but excluding, the following U.S. Government Securities Business Day (“i+1”).

“d” is the number of calendar days in the relevant Observation Period.

In determining the base rate for a U.S. Government Securities Business Day, the base rate generally will be the rate in respect of such day that is provided on the following U.S. Government Securities Business Day. In determining the base rate for any other day, such as a Saturday, Sunday or holiday, the base rate generally will be the rate in respect of the immediately preceding U.S. Government Securities Business Day that is provided on the following U.S. Government Securities Business Day.

Determination of SOFR

The notes will bear interest at the interest rate specified in such note and this prospectus supplement. During the applicable Floating Rate Period that interest rate will be based on SOFR with the index maturity reset daily (“Index Maturity”).

“SOFR” means, with respect to any U.S. Government Securities Business Day:

(1)

the Secured Overnight Financing Rate in respect of such U.S. Government Securities Business Day as provided by the New York Federal Reserve, as the administrator of such rate (or a successor administrator) on the New York Federal Reserve’s Website on or about 5:00 p.m. (New York time) on the U.S. Government Securities Business Day immediately following such U.S. Government Securities Business Day; or

(2)

if the Secured Overnight Financing Rate in respect of such U.S. Government Securities Business Day does not appear as specified in paragraph (1), unless both a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the Secured Overnight Financing Rate in respect of the last U.S. Government Securities Business Day for which such rate was published on the New York Federal Reserve’s Website; or

(3)	if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred:

•

the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark (as defined below) for the applicable Corresponding Tenor (as defined below) and (b) the Benchmark Replacement Adjustment; or

•	the sum of: (a) the ISDA Fallback Rate (as defined below) and (b) the Benchmark Replacement Adjustment; or

•

the sum of: (a) the alternate rate of interest that has been selected by us or our designee as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark” means SOFR with the Index Maturity specified above; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR with the Index Maturity specified above or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order presented in clause (3) of the definition of “SOFR” that can be determined by us or our designee as of the Benchmark Replacement Date. In connection with the implementation of a Benchmark Replacement, we or our designee will have the right to make Benchmark Replacement Conforming Changes from time to time.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by us or our designee as of the Benchmark Replacement Date:

(1)

the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement (as defined below);

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment (as defined below);

(3)

the spread adjustment (which may be a positive or negative value or zero) that has been selected by us or our designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Floating Rate Interest Payment Periods,” timing and frequency of determining rates and making payments of interest and other administrative matters) that we or our designee decide may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if we or our designee decide that adoption of any portion of such market practice is not administratively feasible or if we or our designee determine that no market practice for use of the Benchmark Replacement exists, in such other manner as we or our designee determine is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then- current Benchmark:

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time (as defined below) in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)

a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“New York Federal Reserve” means the Federal Reserve Bank of New York. “New York Federal Reserve’s Website” means the website of the New York Federal Reserve, currently at http://www.newyorkfed.org, or any successor source.

“Observation Period” means, in respect of each Floating Rate Interest Payment Period for each series of notes, the period from, and including, the date two U.S. Government Securities Business Days preceding the first date in such Floating Rate Interest Payment Period to, but excluding, the date two U.S. Government Securities Business Days preceding the interest payment date for such Floating Rate Interest Payment Period.

“Reference Time” with respect to any determination of the Benchmark means the time determined by us or our designee in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve (the “Federal Reserve Board”) and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“U.S. Government Securities Business Day” means any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

If a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, any determination, decision or election that may be made by us or our designee pursuant to this section “—Determination of SOFR,” including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

•	will be conclusive and binding absent manifest error;

•	will be made in our or our designee’s sole discretion; and

•	notwithstanding anything to the contrary in the documentation relating to the notes, shall become effective without consent from the holders of the notes or any other party.

None of the trustee, the paying agent or the calculation agent shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of SOFR or the SOFR index, or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event or related Benchmark Replacement Date, (ii) to select, determine or designate any Benchmark Replacement, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate or index have been satisfied, or (iii) to select, determine or designate any Benchmark Replacement Adjustment, or other modifier to any replacement or successor index, or (iv) to determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing, including, but not limited to, adjustments as to any alternative spread thereon, the business day convention, interest determination dates or any other relevant methodology applicable to such substitute or successor benchmark. In connection with the foregoing, each of the trustee, paying agent and calculation agent shall be entitled to conclusively rely on any determinations made by us or our designee without independent investigation, and none will have any liability for actions taken at our direction in connection therewith.

None of the trustee, the paying agent or the calculation agent shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in this prospectus supplement as a result of the unavailability of SOFR, the SOFR index or other applicable Benchmark Replacement, including as a result of any failure, inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information required or contemplated by the terms of this prospectus supplement and reasonably required for the performance of such duties. None of the trustee, paying agent or calculation agent shall be responsible or liable for our actions or omissions or for those of our designee, or for any failure or delay in the performance by us or our designee, nor shall any of the trustee, paying agent or calculation agent be under any obligation to oversee or monitor our performance or that of our designee.

Optional Redemption

The notes are not subject to repayment at the option of the holders at any time prior to maturity.

On October 29, 2026 (which is the date that is one year prior to the maturity date of the 2027 notes), the 2027 notes will be redeemable in whole but not in part, at a redemption price equal to 100% of the principal amount of the 2027 notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date, upon not less than 5 nor more than 60 days’ prior notice given to the holders of the notes to be redeemed.

On October 30, 2030 (which is the date that is one year prior to the maturity date of the 2031 notes), the 2031 notes will be redeemable in whole but not in part, at a redemption price equal to 100% of the principal amount of the 2031 notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date, upon not less than 5 nor more than 60 days’ prior notice given to the holders of the notes to be redeemed.

If money sufficient to pay the redemption price of and accrued interest on either series of notes to be redeemed on the applicable redemption date is deposited with the trustee or paying agent on or before the applicable redemption date and certain other conditions are satisfied, then on and after such redemption date, interest will cease to accrue on such series of notes called for redemption and such series of notes will cease to be outstanding. If any redemption date is not a business day, we will pay the redemption price on the next business day without any interest or other payment due to the delay.

Denominations

The notes will be issued in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

Ranking

Payments of the principal and interest on the notes will rank equally with all of Capital One’s other unsecured and unsubordinated debt. Capital One’s senior indebtedness ranks pari passu with the notes. The notes will be our exclusive obligations and not those of our subsidiaries. Since we are a holding company and substantially all of our operations are conducted through subsidiaries, our cash flow and consequently our ability to service debt, including the notes, depend upon the earnings of our subsidiaries and the distribution of those earnings to us or upon other payments of funds by those subsidiaries to us. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the notes or to provide us with funds for payments on the notes, whether by dividends, distributions, loans or other payments. In addition, the payment of dividends and distributions and the making of loans and advances to us by our subsidiaries may be subject to regulatory, statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries, and are subject to various business considerations.

Any right we have to receive assets of any of our subsidiaries upon their liquidation or reorganization and the resulting right of the holders of notes to participate in those assets effectively will be subordinated to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that we are recognized as a creditor of the subsidiary, in which case our claims would be subordinated to any security interests in the assets of the subsidiary and any indebtedness of the subsidiary senior to the debt held by us.

The senior indenture does not limit the amount of additional senior indebtedness that we or any of our subsidiaries may incur. We may, without the consent of the holders of the notes, create and issue additional debt securities under the senior indenture ranking equally with the notes.

As of June 30, 2023, Capital One Financial Corporation had approximately $27.5 billion in senior unsecured indebtedness outstanding. As of June 30, 2023, our principal operating subsidiary, CONA, had approximately $0.4 billion in total senior and subordinated indebtedness outstanding.

Consolidation, Merger and Sale of Assets

The following supersedes the information in the accompanying prospectus under the heading “Description of Debt Securities—Consolidation, Merger and Sale of Assets” with respect to the notes and all other series of senior debt securities issued under the senior indenture on or after November 2, 2021.

The senior indenture generally permits a consolidation or merger between us and another corporation and the conveyance, transfer or lease by us of all or substantially all of our property or assets, in each case without the consent of the holders of any outstanding debt securities. However, the senior indenture requires that:

•

the successor or purchaser is a corporation organized under the laws of the United States of America, any state thereof or the District of Columbia and expressly assumes our obligations on the senior debt securities under the senior indenture;

•

immediately after giving effect to the transaction, no event which, after notice or lapse of time, would become an event of default (or, with respect to senior debt securities issued on or after November 2, 2021 (including the notes), a covenant breach), will have occurred and be continuing pursuant to the senior indenture; and

•

either we or the successor person has delivered to the trustee an officer’s certificate and an opinion of counsel stating the consolidation, merger, transfer or lease, as applicable, complied with these provisions and all conditions precedent of the senior indenture.

With respect to senior debt securities issued on or after November 2, 2021, including the notes, the foregoing requirements do not apply in the case of a conveyance, transfer or lease by us of all or substantially all of our assets to one or more entities that are direct or indirect subsidiaries in which we or one or more of our subsidiaries owns or controls more than 50% of the voting stock. As a result, if we were to undertake such a transaction, such subsidiary or subsidiaries would not be required to assume our obligations under the notes and we would remain the sole obligor on such senior debt securities, including the notes.

Remedies

Events of Default

The following supersedes the information in the accompanying prospectus under the heading “Description of Debt Securities—Events of Default” with respect to the notes and all other series of senior debt securities issued under the senior indenture on or after November 2, 2021.

Any one of the following events constitutes an “event of default” under the senior indenture with respect to any series of senior debt securities issued on or after November 2, 2021, including the notes:

•	failure to pay interest on any senior debt security of such series when due and payable, and continuance of that default for 30 days;

•	failure to pay the principal of and any premium on any senior debt security of such series when due and payable at its maturity and continuance of that default for 30 days; or

•	the occurrence of certain events of bankruptcy, insolvency or reorganization of us.

Subject to the following paragraph, for senior debt securities issued on or after November 2, 2021 under the senior indenture, including the notes, no other defaults under or breaches of the senior indenture or any senior debt securities, including the notes, will result in an event of default, whether after notice, the passage of time or otherwise and therefore none of such other events (even if constituting a covenant breach) will result in a right of acceleration of the payment of the outstanding principal amount of such senior debt securities, including the notes. For example, the occurrence of events relating to bankruptcy, insolvency or reorganization of any significant subsidiary of ours will not directly constitute an event of default under the senior indenture although it would constitute an event of default under our outstanding senior debt securities issued prior to the issue date of the notes. However, certain events may give rise to a covenant breach, as described below under “— Covenant Breaches.”

We may change, eliminate or add to the events of default with respect to any particular series of senior debt securities, as indicated in the applicable prospectus supplement relating to such series. For the avoidance of doubt, the only events of default with respect to the notes are those set forth above.

Covenant Breaches

Any one of the following events constitutes a “covenant breach” under the senior indenture with respect to any series of senior debt securities issued on or after November 2, 2021, including the notes:

•	failure to deposit any sinking fund payment when and as due by the terms of any debt security of such series; or

•

failure to perform or the breach of any covenant or warranty in the senior indenture or the senior debt securities (other than a covenant or warranty specified as an event of default or included solely for the benefit of a series of senior debt securities other than such series) that continues for 90 days after we are given written notice by the trustee or we and the trustee are given written notice by the holders of at least 25% in principal amount of the outstanding senior debt securities of such series.

We may change, eliminate or add to the definition of “covenant breach” with respect to any particular series of senior debt securities, as indicated in the applicable prospectus supplement relating to such series. A covenant breach shall not be an event of default with respect to any senior debt security except to the extent otherwise specified in or provided pursuant to, the senior indenture or a supplement thereto, with respect to such series of senior debt securities. For the avoidance of doubt, the only covenant breaches with respect to the notes are those set forth above.

Remedies if an Event of Default or Covenant Breach Occurs

If an event of default with respect to any series of senior debt securities occurs and continues, either the trustee or the holders of not less than 25% of the aggregate principal amount of the outstanding senior debt securities of that series may declare the principal amount (or such lesser amount as may be provided for the senior debt securities of such series) of all the senior debt securities of that series to be due and payable immediately.

For senior debt securities issued on or after November 2, 2021 under the senior indenture, including the notes, such acceleration will not be permitted for reasons other than a specified payment default or a bankruptcy, insolvency or reorganization event that constitutes an event of default in respect of such senior debt securities. Neither the trustee nor any holders of such senior debt securities will have any enforcement right or other remedy in respect of covenant breaches except as described below. If an event of default (or, with respect to senior debt securities issued on or after November 2, 2021 (including the notes), a covenant breach) with respect to any series of senior debt securities occurs and is continuing, the trustee may in its discretion proceed to protect and enforce the rights vested in it by the senior indenture by such appropriate judicial proceedings as the trustee shall deem most effectual to protect and enforce any such rights,

Any time after a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained the majority holders may, under certain circumstances, void the declaration. “Majority holders” are the holders of a majority of the aggregate principal amount of outstanding senior debt securities of that series.

The majority holders may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, for the senior debt securities of that series. The trustee generally is not obligated to exercise any of its rights or powers under the senior indenture at the request or direction of any of the holders, unless those holders offer the trustee reasonable indemnity.

A holder does not have the right to institute a proceeding with respect to the senior indenture, for the appointment of a receiver or a trustee, or for any other remedy, unless:

•

the holder has previously given written notice to the trustee of a continuing event of default (or, with respect to senior debt securities issued on or after November 2, 2021 (including the notes), a covenant breach);

•

the holders of not less than 25% of the aggregate principal amount of the outstanding senior debt securities of the applicable series have made a written request to the trustee to institute proceedings in respect of such event of default (or, with respect to senior debt securities issued on or after November 2, 2021 (including the notes), covenant breach) in its own name as trustee under the senior indenture, and such holders have offered to the trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request;

•	the trustee has failed to institute a proceeding within 60 days after receipt of such notice, request and offer of indemnity; and

•	the trustee has not received an inconsistent direction from the majority holders within such 60-day period.

However, these limitations do not apply to a suit for the enforcement of payment or conversion rights instituted on or after the due dates of the senior debt securities of the applicable series.

To the extent permitted by the senior indenture and the Trust Indenture Act, we may change or add to any of the foregoing remedies if an event of default or covenant breach occurs with respect to any particular series of senior debt securities, as indicated in the applicable prospectus supplement relating to such series.

Defeasance and Discharges

The following supersedes the information in the accompanying prospectus under the heading “Description of Debt Securities—Legal Defeasance and Covenant Defeasance” with respect to the notes and all other series of senior debt securities issued under the senior indenture on or after November 2, 2021.

We may at any time elect to defease and will be deemed to have paid and discharged our obligations on the senior debt securities, including the notes, if:

•

no event of default (or, with respect to senior debt securities issued on or after November 2, 2021 (including the notes), covenant breach) has occurred and is continuing, or would occur upon the giving of notice or lapse of time, at the time of the satisfaction and discharge;

•

either (1) we have irrevocably deposited with the trustee sufficient cash or government securities to pay when due all the principal of, premium, if any, interest on and additional amounts, if any, with respect to the senior debt securities, through the stated maturity or redemption date of the senior debt securities (or, in the case of senior debt securities which have become due and payable, through the date of such deposit), or (2) we have properly fulfilled such other means of satisfaction and discharge as is provided in or pursuant to the senior indenture for the senior debt securities;

•	we have paid all other sums payable under the senior indenture with respect to the senior debt securities and any related coupons;

•

we have delivered to the trustee a certificate of our independent public accountants certifying as to the sufficiency of the amounts deposited by us, and an officers’ certificate and opinion of counsel as required by the senior indenture; and

•

we have delivered to the trustee an opinion of counsel to the effect that the holders will have no federal income tax consequences as a result of the deposit or termination and if the senior debt securities are listed on the New York Stock Exchange, an opinion of counsel that the senior debt securities will not be delisted.

In the case of a defeasance, the holders of the senior debt securities of the series will not be entitled to the benefits of the senior indenture, except for the registration of transfer or exchange and the replacement of stolen, lost or mutilated applicable debt securities and the requirements regarding the maintenance of an office or agency where the senior debt securities can be surrendered for payment or registration of transfer or exchange and the right of the holders of the senior debt securities to receive from the deposited funds payment of the principal of, premium, if any, interest on, and any additional amounts, if any, with respect to the senior debt securities when due.

Same-Day Settlement and Payment

Settlement by purchasers of the notes will be made in immediately available funds. All payments by us to the depositary of principal and interest will be made in immediately available funds. So long as any notes are represented by global securities registered in the name of the depositary or its nominee, those notes will trade in the depositary’s Same-Day Funds Settlement System which requires secondary market trading in those notes to settle in immediately available funds. No assurance can be given as to the effect, if any, of this requirement to settle in immediately available funds on trading activity in notes.

Global Securities; Book-Entry Issue

We expect that the notes will be issued in the form of global securities held by The Depository Trust Company and its participants, including Euroclear Bank SA/NV and Clearstream Banking S.A., as described under “Book-Entry Procedures and Settlement” in the accompanying prospectus.

Trustee

The Bank of New York Mellon Trust Company, N.A., formerly known as The Bank of New York Trust Company, N.A. (as successor to Harris Trust and Savings Bank) is the indenture trustee with respect to the notes. The indenture trustee is one of a number of banks with which we and our subsidiaries maintain banking and trust relationships in the ordinary course of business.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

This section summarizes the material U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the notes. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on the Internal Revenue Code of 1986, as amended (referred to herein as the “Code”), Treasury regulations issued under the Code, judicial authority and administrative rulings and practice, all as of the date of this prospectus supplement and all of which are subject to change, possibly on a retroactive basis. As a result, the tax considerations of purchasing, owning or disposing of notes could differ from those described below. This summary deals only with beneficial owners who purchase notes on original issuance at the first price at which a substantial portion of the notes is sold for cash (other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who hold the notes as “capital assets” within the meaning of Section 1221 of the Code. This summary does not deal with persons in special tax situations, such as financial institutions, insurance companies, S corporations, regulated investment companies, real estate investment trusts, tax exempt investors, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities, controlled foreign corporations, corporations that accumulate earnings to avoid U.S. federal income tax, U.S. expatriates, persons holding notes as a position in a “straddle,” “hedge,” “conversion transaction,” or other integrated transaction for U.S. federal income tax purposes, investors in pass-through entities, or U.S. holders (as defined below) whose functional currency is not the U.S. dollar. Further, this discussion does not address the consequences under U.S. alternative minimum tax rules, U.S. federal estate or gift tax laws, or the application of Section 451(b) of the Code, and does not address any aspect of the tax laws of any U.S. state or locality, any non-U.S. tax laws, or any tax laws other than income tax laws. We will not seek a ruling from the Internal Revenue Service (the “IRS”) with respect to any of the matters discussed herein and there can be no assurance that the IRS will not challenge one or more of the tax consequences described herein.

As used herein, the term “U.S. holder” means a beneficial owner of notes for U.S. federal income tax purposes that is:

•	an individual that is a citizen or resident of the United States, for U.S. federal income tax purposes;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

As used herein, the term “non-U.S. holder” means a beneficial owner of notes that is, for U.S. federal income tax purposes, an individual, corporation, trust or estate that is not a U.S. holder.

If a partnership, including for this purpose any entity treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of notes, the treatment of a partner in the partnership generally will depend upon the status of the partner and upon the activities of the partnership. A beneficial owner of notes that is a partnership and partners in such a partnership should consult their independent tax advisors about the U.S. federal income tax consequences of holding and disposing of notes.

Prospective investors should consult their tax advisors concerning the tax consequences of the ownership and disposition of the notes, including the tax consequences under the laws of any foreign, state, local or other taxing jurisdictions and the possible effects on investors of changes in U.S. federal or other tax laws.

U.S. Holders

Interest

It is anticipated, and this discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes. In such case, interest on a note will be includable by a U.S. holder as interest income at the time it accrues or is received in accordance with its method of accounting for U.S. federal income tax purposes and will be ordinary income.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes

Upon a sale, exchange, redemption, retirement or other taxable disposition of a note, a U.S. holder will generally recognize gain or loss equal to the difference between (i) the amount realized on the disposition (other than amounts attributable to accrued but unpaid interest, which will be taxed as interest income as discussed above to the extent not previously included in income) and (ii) the U.S. holder’s tax basis in the note. A U.S. holder’s tax basis in a note generally will equal the cost of the note. A U.S. holder’s gain or loss will generally constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder has held such note for longer than one year. The deductibility of capital losses is subject to certain limitations. Net long-term capital gain recognized by a non-corporate U.S. holder is generally taxed at preferential rates.

Medicare Tax

U.S. holders who are individuals, estates or certain trusts are required to pay an additional 3.8% Medicare tax on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). Net investment income will generally include interest income and net gains from the disposition of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the notes.

Backup Withholding and Information Reporting

In general, a U.S. holder of a note will be subject to backup withholding at the applicable tax rate with respect to payments of interest or the gross proceeds from dispositions of notes, unless the U.S. holder (i) is an entity that is exempt from backup withholding (generally including tax-exempt organizations and certain qualified nominees) and, when required, provides appropriate documentation to that effect, (ii) provides its social security number or other taxpayer identification number (“TIN”), certifies that the TIN provided is correct and that it has not been notified by the IRS that it is subject to backup withholding due to underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules. In addition, such payments to U.S. holders that are not exempt entities will generally be subject to information reporting requirements. A U.S. holder who does not provide the correct TIN may be subject to penalties imposed by the IRS. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle to a refund, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

Interest

Subject to the discussions of backup withholding and the Foreign Account Tax Compliance Act (“FATCA”) below, interest income of a non-U.S. holder will qualify for the “portfolio interest exemption” and therefore not be subject to U.S. federal income or withholding tax, provided that:

•	the interest paid on the note is not income that is effectively connected with a United States trade or business carried on by the non-U.S. holder (“ECI”) (and, if required by an applicable income tax treaty, is not attributable to a U.S. permanent establishment);

•

the non-U.S. holder does not actually or constructively (pursuant to the rules of Section 871(h)(3)(C) of the Code) own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote;

•	the non-U.S. holder is not a controlled foreign corporation related to us actually or constructively through the stock ownership rules under Section 864(d)(4) of the Code;

•	the non-U.S. holder is not a bank that is receiving the interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its business; and

•

the beneficial owner satisfies the certification requirements set forth in Section 871(h) or 881(c), as applicable, of the Code and the Treasury regulations issued thereunder by providing an appropriate IRS Form W-8 (or a suitable substitute or successor form or such other form as the IRS may prescribe) that has been properly completed and duly executed establishing its status as a non-U.S. person or by other means prescribed by the Secretary of the Treasury (or the non-U.S. holder holds the notes through one of certain foreign intermediaries or certain foreign partnerships, and the non-U.S. holder and the foreign intermediary or foreign partnership satisfies the certification requirements of applicable Treasury regulations).

If any of these conditions is not met, interest on the notes paid to a non-U.S. holder will generally be subject to U.S. federal income tax and withholding at a 30% rate unless (a) an applicable income tax treaty reduces or eliminates such tax, and the non-U.S. holder claims the benefit of that treaty by providing an IRS Form W-8BEN or IRS Form W-8BEN-E (or a suitable substitute or successor form or such other form as the IRS may prescribe) that has been properly completed and duly executed, or (b) the interest is ECI and the non-U.S. holder complies with applicable certification requirements by providing an IRS Form W-8ECI (or a suitable substitute or successor form or such other form as the IRS may prescribe) that has been properly completed and duly executed.

If the interest on the notes is ECI, the non-U.S. holder will be required to pay U.S. federal income tax on that interest on a net income basis generally in the same manner as a U.S. holder (and the 30% withholding tax described above will not apply, provided the appropriate statement is provided to us or our paying agent). If a non-U.S. holder is eligible for the benefits of any income tax treaty between the United States and its country of residence, any interest income that is ECI will be subject to U.S. federal income tax in the manner specified by the treaty and will generally be subject to U.S. federal income tax only if such income is attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder in the United States and the non-U.S. holder claims the benefit of the treaty by providing a Form W-8BEN or a Form W-8BEN-E (or a suitable substitute or successor form or such other form as the IRS may prescribe) that has been properly completed and duly executed. In addition, interest received by a corporate non-U.S. holder that is ECI may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate, or, if applicable, a lower treaty rate.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes

Subject to the discussion of backup withholding and FATCA below, a non-U.S. holder will generally not be subject to U.S. federal income tax on any gain realized on a sale, exchange, redemption, retirement or other taxable disposition of the notes unless:

•

the gain is effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment), or

•

in the case of a non-U.S. holder who is a nonresident alien individual and holds the note as a capital asset, he or she is present in the United States for 183 or more days in the taxable year and certain other requirements are met.

If a non-U.S. holder falls under the first of these exceptions, it will be taxed on the net gain derived from the disposition under the graduated U.S. federal income tax rates that are applicable to U.S. holders and, if the non-U.S. holder is a foreign corporation, it may also be subject to the branch profits tax described above. Even though the ECI will be subject to U.S. federal income tax, and possibly subject to the branch profits tax, it will not be subject to withholding if the non-U.S. holder delivers an appropriate IRS Form W-8ECI (or a suitable substitute or successor form or such other form as the IRS may prescribe) that has been properly completed and duly executed to us or our agent.

If an individual non-U.S. holder falls under the second of these exceptions, he or she generally will be subject to U.S. federal income tax at a rate of 30% on the amount by which the gain derived from the disposition exceeds such holder’s capital losses allocable to sources within the United States for the taxable year of the sale.

Backup Withholding and Information Reporting

Generally, the amount of interest paid to a non-U.S. holder and the amount of tax, if any, withheld with respect to those payments must be reported annually to the IRS and to the non-U.S. holder. Copies of the information returns reporting such interest, and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. Backup withholding will generally not apply to payments of interest on the notes if a non-U.S. holder certifies its status as a non-U.S. person under penalties of perjury or otherwise establishes an exemption (provided that the payor does not have actual knowledge that the non-U.S. holder is a U.S. person or that the conditions of any other exemptions are not in fact satisfied).

The payment of the proceeds of the disposition of notes to or through the United States office of a United States or foreign broker will be subject to information reporting and, depending on the circumstances, backup withholding unless the non-U.S. holder provides the certification described above or otherwise establishes an exemption (and the payor does not have actual knowledge that the non-U.S. holder is a U.S. holder or that the conditions of any other exemptions are not in fact satisfied). The proceeds of a disposition effected outside the United States by a non-U.S. holder of the notes to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if that broker is, for United States federal income tax purposes, a U.S. person, a controlled foreign corporation, a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a trade or business in the United States, or a foreign partnership that is engaged in the conduct of a trade or business in the United States or that has one or more partners that are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, information reporting requirements will apply unless that broker has documentary evidence in its files of such non-U.S. holder’s status as a non-U.S. person and has no actual knowledge to the contrary or unless the non-U.S. holder otherwise establishes an exemption.

Any amounts withheld from a payment to a non-U.S. holder under the backup withholding rules will be allowed as a credit against its U.S. federal income tax liability and may entitle it to a refund, provided it timely furnishes the required information to the IRS.

FATCA Withholding Taxes

Under provisions commonly referred to as “FATCA,” a 30% withholding tax may be imposed on interest (including original issue discount) on notes issued to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder) and certain other non-financial foreign entities. Additionally, a 30% withholding may apply to gross proceeds from the disposition of such notes; however, proposed Treasury regulations eliminate this 30% withholding tax on payments of gross proceeds. Taxpayers may rely on these proposed Treasury regulations until final Treasury regulations are issued. There can be no assurance that final Treasury regulations will provide an exception from FATCA for gross proceeds.

Withholding under FATCA generally will not apply where such payments are made to (1) a foreign financial institution that undertakes, under either an agreement with the U.S. Treasury or pursuant to an intergovernmental agreement between the jurisdiction in which it is a resident and the U.S. Treasury, to generally identify accounts held by certain U.S. persons and foreign entities with substantial U.S. owners, annually report certain information about such accounts and withhold 30% on payments made to non-compliant foreign financial institutions and certain other account holders, (2) a non-financial foreign entity that either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner, or (3) a foreign financial institution or a non-financial foreign entity that otherwise qualifies for an exemption from these rules.

Prospective investors should consult their tax advisors regarding FATCA and the regulations thereunder.

The U.S. federal tax discussion set forth above as to both U.S. holders and non-U.S. holders is included for general information only and may not be applicable depending upon a prospective investor’s particular situation. Prospective investors should consult their tax advisors with respect to the tax consequences to them of the ownership and disposition of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase and holding of the notes by (i) employee benefit plans to which Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), applies; (ii) plans, individual retirement accounts and other arrangements to which Section 4975 of the Code applies; (iii) plans or arrangements to which the provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (“Similar Laws”) apply and (iv) entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each of the foregoing in clauses (i) through (iv) is referred to hereunder as a “Plan”).

Each fiduciary of a Plan should consider the fiduciary standards of ERISA or any applicable Similar Laws in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA or any applicable Similar Laws and would be consistent with the documents and instruments governing the Plan.

In addition, Section 406 of ERISA and Section 4975 of the Code prohibit Plans subject to such provisions (“ERISA Plans”), from engaging in certain transactions involving assets of ERISA Plans with persons that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the ERISA Plans. A violation of these “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for the party in interest or disqualified person who engaged in the prohibited transaction, as well as the fiduciary of the ERISA Plan that engaged in the prohibited transaction unless exemptive relief is available under an applicable statutory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code, but may be subject to Similar Laws.

Prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Code could arise if the notes were acquired by an ERISA Plan with respect to which we, any of our affiliates or the underwriters are considered a party in interest or a disqualified person with respect to an ERISA Plan. Because of our business, we, directly or through our affiliates, may be considered a party in interest or disqualified person with respect to many ERISA Plans. For example, if we are a party in interest or disqualified person with respect to an investing ERISA Plan (either directly or by reason of our ownership of our subsidiaries), an extension of credit prohibited by Section 406(a)(1)(B) of ERISA and Section 4975(c)(1)(B) of the Code between the investing ERISA Plan and us may be deemed to occur, unless exemptive relief were available under an applicable exemption (see below).

In this regard, certain prohibited transaction class exemptions (“PTCEs”) issued by the United States Department of Labor, as well as certain statutory exemptions available under ERISA and the Code, may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase, holding or disposition of the notes. Those class and statutory exemptions include:

•	PTCE 96-23—for certain transactions determined by in-house asset managers;

•	PTCE 95-60—for certain transactions involving insurance company general accounts;

•	PTCE 91-38—for certain transactions involving bank collective investment funds;

•	PTCE 90-1—for certain transactions involving insurance company separate accounts;

•	PTCE 84-14—for certain transactions determined by independent qualified professional asset managers; and

•	Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code—statutory exemption for certain transactions with service providers.

There can be no assurance, however, that any of these exemptions or any other exemptions will be available with respect to any particular transaction involving the notes.

Governmental plans, certain church plans and non-U.S. plans, while not subject to the fiduciary responsibility or prohibited transaction provisions of ERISA or Section 4975 of the Code, may nevertheless be subject to Similar Laws. Fiduciaries of any such plans should consult with their counsel regarding the application of any Similar Law to an investment in the notes before purchasing the depositary shares.

Because of the possibility that direct or indirect prohibited transactions or violations of Similar Laws could occur as a result of the purchase, holding or disposition of the notes by a Plan, the notes may not be purchased by any Plan, or any person investing the assets of any Plan, unless its purchase, holding and disposition of the notes will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code or in a violation of any Similar Laws. Any purchaser or holder of the notes or any interest in the notes will be deemed to have represented in its fiduciary and its corporate capacity by its purchase and holding of the notes that either:

•	it is not a Plan and is not purchasing the notes or interest in the notes on behalf of or with the assets of any Plan; or

•

its purchase, holding and disposition of the notes or interest in the notes will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code or in a violation of any Similar Laws.

In addition, any purchaser that is a Plan or that is acquiring the notes on behalf of a Plan, including any fiduciary purchasing on behalf of a Plan, will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that (a) neither we, the indenture trustee nor the underwriters, nor any of our or their affiliates (collectively, the “Seller”) is a “fiduciary” (under ERISA, the Code or any Similar Laws, or under any final or proposed regulations thereunder) with respect to the acquisition, holding or disposition of the notes, or as a result of any exercise by the Seller of any rights in connection with the notes, (b) no Seller has provided any advice or will provide any advice, with respect to the acquisition, holding or disposition of the notes or the transactions contemplated by the notes, and (c) such purchaser recognizes and agrees that any communication from the Seller to the purchaser with respect to the notes is not intended by the Seller to be investment advice and is rendered in its capacity as a seller of such notes and not a fiduciary to such purchaser.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties imposed upon persons involved in non-exempt prohibited transactions, it is important that any person considering the purchase of notes on behalf of or with the assets of any Plan consult with its counsel regarding the consequences under ERISA, the Code and any applicable Similar Laws of the acquisition, ownership and disposition of notes, whether any exemption would be applicable, and whether all conditions of such exemption have been satisfied such that the acquisition, holding and disposition of the notes by the Plan are entitled to full exemptive relief thereunder.

Nothing herein shall be construed as, and the sale of notes to a Plan is in no respect, a representation by any Seller that any investment in the notes would meet any or all of the relevant legal requirements with respect to investment by, or is appropriate for, Plans generally or any particular Plan.

UNDERWRITING (CONFLICT OF INTEREST)

Under the terms and subject to the conditions contained in an underwriting agreement, dated October 27, 2023, we have agreed to sell to the underwriters named below, for whom Barclays Capital Inc., Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC, Wells Fargo Securities, LLC and Capital One Securities, Inc. are acting as representatives, and the underwriters have severally agreed to purchase the respective principal amounts of the notes set forth opposite their names below:

Name	Principal Amount of 2027 Notes	Principal Amount of 2031 Notes
Barclays Capital Inc.	$168,750,000	$393,750,000
Goldman Sachs & Co. LLC	$168,750,000	$393,750,000
Morgan Stanley & Co. LLC	$168,750,000	$393,750,000
Wells Fargo Securities, LLC	$168,750,000	$393,750,000
Capital One Securities, Inc.	$37,500,000	$87,500,000
Blaylock Van, LLC	$9,375,000	$21,875,000
R. Seelaus & Co., Inc.	$9,375,000	$21,875,000
Samuel A. Ramirez & Company, Inc.	$9,375,000	$21,875,000
Siebert Williams Shank & Co., LLC	$9,375,000	$21,875,000

Total	$750,000,000	$1,750,000,000

The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The underwriters are obligated to purchase all of the notes offered by us if they purchase any of the notes. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriters initially propose to offer the notes directly to the public at the public offering prices that appear on the cover page of this prospectus supplement and to certain dealers at those prices less a selling concession not in excess of 0.150% of the principal amount per 2027 note and not in excess of 0.200% of the principal amount per 2031 note. Any underwriter may allow, and such dealers may reallow, a selling concession not in excess of 0.075% of the principal amount per 2027 note and not in excess of 0.100% of the principal amount per 2031 note to certain other brokers or dealers. After the initial offering of the notes to the public, the underwriters may vary the offering prices and other selling terms of the notes from time to time. Sales of notes made outside of the United States may be made by affiliates of the underwriters.

We estimate that our total expenses for this offering, excluding the underwriting discounts, will be approximately $4.3 million.

We have agreed to indemnify the several underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for such notes will develop. If an active public market for such notes does not develop, the market price and liquidity of such notes may be adversely affected.

In connection with this offering, the underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position for the underwriters.

Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discounts and commissions received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Any of these activities may have the effect of preventing or delaying a decline on the market price of the notes. They may also cause the prices of the notes to be higher than the prices that would otherwise exist in the open market in the absence of these transactions. If the underwriters engage in any of these transactions, they may discontinue any of them at any time, without notice. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of the notes.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they may receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates have made or held, and may in the future make or hold, a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and may have actively traded, and, in the future may actively trade, debt and equity securities (or related derivative securities), and financial instruments (including bank loans) for their own account and for the accounts of their customers and may have in the past and at any time in the future hold long and short positions in such securities and instruments. Such investment and securities activities may have involved, and in the future may involve, securities and instruments of Capital One. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

One of the underwriters, Capital One Securities, Inc., is our affiliate. The distribution arrangements for this offering comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s participation in the distribution of securities of an affiliate. In accordance with Rule 5121, no FINRA member firm that has a conflict of interest under Rule 5121 may make sales in this offering to any discretionary account without the prior approval of the customer. Capital One Securities, Inc. may use this prospectus supplement and the accompanying prospectus in connection with offers and sales of the notes in the secondary market. Capital One Securities, Inc. may act as principal or agent in those transactions. Secondary market sales will be made at prices related to market prices at the time of sale. Capital One Securities, Inc. is not primarily responsible for managing this offering.

We expect to deliver the notes against payment for the notes on or about the date specified in the second to last paragraph of the cover page of this prospectus supplement, which is the third business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to the second business day before delivery will be required by virtue of the fact that the notes initially will settle in three business days to specify alternative settlement arrangements to prevent a failed settlement.

Selling Restrictions

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory.

The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of notes may be made to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or

•	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of notes shall require us or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

This prospectus supplement has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation in relation to such offer. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).

Hong Kong

The notes may not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32, Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of the issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) or any rules made under that Ordinance.

Japan

No securities registration statement has been filed under Article 4, Paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (“FIEL”) in relation to the notes. The notes are being offered in a private placement to “qualified institutional investors” (tekikaku-kikantoshika) under Article 10 of the Cabinet Office Ordinance concerning Definitions provided in Article 2 of the FIEL (the Ministry of Finance Ordinance No. 14, as amended) (“QIIs”), under Article 2, Paragraph 3, Item 2 i of the FIEL. Any QII acquiring the notes in this offer may not transfer or resell those notes except to other QIIs. Accordingly, the notes are not being offered or sold, directly or indirectly, in Japan or to or for the account or benefit of any resident of Japan (which term as used herein means any person or entity resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or resale, directly or indirectly, in Japan or to or for the account or benefit of any resident of Japan except for the private placement above pursuant to an exemption from the registration requirements of the FIEL and in compliance with any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Korea

The notes may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The notes have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the notes may not be resold to Korean residents unless the purchaser of the notes complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the notes.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Future Act, Chapter 289 of Singapore (the “SFA”), (ii) to a “relevant person” as defined in Section 275(2) of the SFA, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed and purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole whole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable within six months after that corporation or that trust has acquired the notes under Section 275 of the SFA except:

(i) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA) and in accordance with the conditions, specified in Section 275 of the SFA;

(ii) (in the case of a corporation) where the transfer arises from an offer referred to in Section 275(1A) of the SFA, or (in the case of a trust) where the transfer arises from an offer that is made on terms that such rights or interests are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets;

(iii) where no consideration is or will be given for the transfer; or

(iv) where the transfer is by operation of law.

By accepting this prospectus supplement, the recipient hereof represents and warrants that he is entitled to receive it in accordance with the restrictions set forth above and agrees to be bound by limitations contained herein. Any failure to comply with these limitations may constitute a violation of law.

Singapore Securities and Futures Act Product Classification – Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Taiwan

The notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the notes in Taiwan.

United Kingdom

This prospectus supplement is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the UK Prospectus Regulation (as defined below)) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies falling within Article 49(2)(a) to (d) of the Order or persons to whom it may otherwise be lawfully communicated (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

No offer of notes may be made to the public in the United Kingdom other than:

•	to any legal entity which is a qualified investor as defined in the UK Prospectus Regulation;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or

•	in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000 (as amended, the “FSMA”),

provided that no such offer of notes shall require us or the underwriters to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

This prospectus supplement has been prepared on the basis that any offer of notes in the United Kingdom will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in the United Kingdom of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Section 85 of the FSMA in relation to such offer. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any notes in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended) as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended).

Each underwriter has agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

VALIDITY OF THE NOTES

The validity of the notes will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York. Mayer Brown LLP, New York, New York, will pass upon certain matters for the underwriters.

EXPERTS

Ernst & Young LLP, an independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022, and the effectiveness of our internal control over financial reporting as of December 31, 2022, as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement is part of a registration statement (File No. 333-254191) we have filed with the SEC under the Securities Act. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities described in this prospectus supplement. The SEC’s rules and regulations allow us to omit certain information included in the registration statement from this prospectus supplement.

In addition, we file annual, quarterly, and current reports, proxy statements and other information with the SEC under the Exchange Act. You may view such reports, proxy statements and other information that we have filed electronically with the SEC at the SEC’s website at www.sec.gov.

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement. Any information incorporated by reference in this prospectus supplement that we file with the SEC after the date of this prospectus supplement will automatically update and supersede information contained in this prospectus supplement.

We are incorporating by reference in this prospectus supplement the documents listed below and any future filings that we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, provided, however, that we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, except as may be specified below:

•

our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on February  24, 2023 (including the portions of our Definitive Proxy Statement on Schedule 14A, filed on March 22, 2023, incorporated by reference therein);

•

our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023, filed on May  5, 2023 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023, filed on July 27, 2023; and

•

our Current Reports on Form 8-K filed on January  30, 2023, January  31, 2023, February  1, 2023, February  16, 2023, May  9, 2023, May  9, 2023, as amended on July  26, 2023, June  8, 2023, June  30, 2023 and October 26, 2023 (Exhibit 99.2 only).

You can obtain copies of documents incorporated by reference in this prospectus supplement, without charge, by requesting them from us by telephone at (703) 720-2455 or via email at investorrelations@capitalone.com. We have not, and the underwriters have not, authorized any other person to provide you with information different from, or in addition to, that contained in or incorporated by reference in this prospectus supplement (including any related free writing prospectus prepared by us or on our behalf, if any) and the accompanying prospectus. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date of the applicable document.

Our principal executive office is located at 1680 Capital One Drive, McLean, Virginia 22102 (telephone number (703) 720-1000). We maintain a website at www.capitalone.com. The information on our website is not part of this prospectus supplement nor is it incorporated by reference.

PROSPECTUS

Capital One Financial Corporation

Senior Debt Securities

Subordinated Debt Securities

Preferred Stock

Depositary Shares

Common Stock

Purchase Contracts

Warrants

Units

Capital One Financial Corporation from time to time may issue and offer to sell, and selling securityholders may offer to resell, the senior or subordinated debt securities, preferred stock, either separately or represented by depositary shares, common stock, purchase contracts, warrants or units described in this prospectus, which we refer to collectively as our securities.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus and, if applicable, in the information incorporated by reference in this prospectus and the prospectus supplement and related free writing prospectuses at the time of offering. You should read this prospectus, each applicable prospectus supplement, the information incorporated by reference, and any related free writing prospectuses carefully before you make your investment decision.

Our common stock is listed on the New York Stock Exchange under the symbol “COF.”

Investing in our securities involves risks. Before buying our securities, you should carefully read and consider the risks we describe in this prospectus and in any accompanying prospectus supplement, as well as the risk factors that are incorporated by reference into this prospectus and in any accompanying prospectus supplement from our filings made with the Securities and Exchange Commission. See the section entitled “Risk Factors” on page 6 of this prospectus.

This prospectus may not be used to sell any of the securities unless it is accompanied by a prospectus supplement.

These securities are not deposits or savings accounts or other obligations of a bank. These securities are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 12, 2021.

i

ABOUT THIS PROSPECTUS

In this prospectus, “we,” “our,” “us,” or the “Corporation,” each refer to Capital One Financial Corporation.

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer,” as defined under Rule 405 under the Securities Act of 1933 (the “Securities Act”). Under this shelf registration process, we or any selling security holders to be named in a prospectus supplement may, from time to time, offer or sell any combination of the securities described in this prospectus in one or more offerings in amounts, at prices and on terms that will be determined at the time of the offering.

This prospectus provides you with a general description of the securities that we or any selling security holders to be named in a prospectus supplement may offer. You should read both this prospectus and any prospectus supplement together with any related free writing prospectuses and the additional information described under the heading “Where You Can Find More Information.” We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information contained in or incorporated by reference in this prospectus, any prospectus supplement or any such free writing prospectus is accurate only as of their respective dates or on the date or dates which are specified in such documents, and that any information in documents that we incorporate by reference is accurate only as of the date of such document incorporated by reference.

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein contain forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include those that discuss, among other things, strategies, goals, outlook or other non-historical matters; projections, revenues, income, returns, expenses, capital measures, capital allocation plans, accruals for claims in litigation and for other claims against us; earnings per share, efficiency ratio, operating efficiency ratio, or other financial measures for us; future financial and operating results; our plans, objectives, expectations and intentions; and the assumptions that underlie these matters. Forward-looking statements often use words such as “will,” “anticipate,” “target,” “expect,” “estimate,” “intend,” “plan,” “goal,” “believe,” “forecast,” “outlook” or other words of similar meaning. We have based these forward-looking statements on our current plans, estimates and projections, and you should not unduly rely on them. To the extent that any of the information in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein is forward-looking, it is intended to fit within the safe harbor for forward-looking information provided by the Private Securities Litigation Reform Act of 1995.

Numerous factors could cause our actual results to differ materially from those described in such forward-looking statements, including, among other things:

•

the impact of the COVID-19 pandemic and related public health measures on our business, financial condition and results of operations, including the increased estimation and forecast uncertainty as a result of the pandemic on our estimates of lifetime expected credit losses in our loan portfolios required in computing our allowance for credit losses;

•

general economic and business conditions in our local markets, including conditions affecting employment levels, interest rates, tariffs, collateral values, consumer income, creditworthiness and confidence, spending and savings that may affect consumer bankruptcies, defaults, charge-offs and deposit activity;

•

an increase or decrease in credit losses, or increased delinquencies, including increases due to a worsening of general economic conditions in the credit environment, and the impact of inaccurate estimates or inadequate reserves;

•	compliance with new and existing laws, regulations and regulatory expectations including the implementation of a regulatory reform agenda;

•	our ability to manage adequate capital or liquidity levels, which could have a negative impact on our financial results and our ability to return capital to our stockholders;

•	the extensive use, reliability, disruption, and accuracy of the models and data we rely on;

•

increased costs, reductions in revenue, reputational damage, legal liability and business disruptions that can result from data protection or privacy incidents or the theft, loss or misuse of information, including as a result of a cyber-attack;

•	developments, changes or actions relating to any litigation, governmental investigation or regulatory enforcement action or matter involving us;

•	the amount and rate of deposit growth and changes in deposit costs;

•	our ability to execute on our strategic and operational plans;

•	our response to competitive pressures;

•

our business, financial condition and results of operations may be adversely affected by merchants’ increasing focus on the fees charged by credit card networks and by legislation and regulation impacting such fees;

•	our success in integrating acquired businesses and loan portfolios, and our ability to realize anticipated benefits from announced transactions and strategic partnerships;

•	our ability to maintain a compliance, operational, technology and organizational infrastructure suitable for the nature of our business;

•	the success of our marketing efforts in attracting and retaining customers;

•	our risk management strategies;

•	changes in the reputation of, or expectations regarding, the financial services industry or us with respect to practices, products or financial condition;

•

increases or decreases in interest rates and uncertainty with respect to the interest rate environment, including the possibility of a prolonged low-interest rate environment or of negative interest rates;

•	uncertainty regarding, and transition away from, the London Interbank Offering Rate;

•	our ability to attract, retain and motivate skilled employees;

•	our assumptions or estimates in our financial statements;

•	limitations on our ability to receive dividends from our subsidiaries;

•	the soundness of other financial institutions and other third parties; and

•	other risk factors identified from time to time in our public disclosures, including in the reports that we file with the SEC.

We expect that the effects of the COVID-19 pandemic will heighten the risks associated with many of these factors.

You should carefully consider the factors referred to above in evaluating these forward-looking statements.

When considering these forward-looking statements, you should keep in mind these risks, uncertainties and other cautionary statements made in this prospectus, any accompanying prospectus supplement and in the documents incorporated by reference. For additional information that you should consider carefully in evaluating these forward-looking statements, see the section entitled “Risk Factors” on page 6 of this prospectus as well as the factors set forth under the “Risk Factors” section in any accompanying prospectus supplement and in any other documents incorporated or deemed to be incorporated by reference therein or herein, including our Annual Report on Form 10-K for the year ended December 31, 2020, as such discussion may be amended or updated by other reports filed by us with the SEC.

Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions, including the risk factors referred to above. Our future performance and actual results may differ materially from those expressed in forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. Any forward-looking statements made by us or on our behalf speak only as of the date they are made or as of the date indicated, and we do not undertake any obligation to update forward-looking statements as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we have filed with the SEC under the Securities Act. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities described in this prospectus. The SEC’s rules and regulations allow us to omit certain information included in the registration statement from this prospectus. The registration statement is available to anyone without charge at the SEC’s website at www.sec.gov.

In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may inspect reports, proxy statements and other information that we have filed electronically with the SEC at the SEC’s website at www.sec.gov.

The SEC’s rules allow us to “incorporate by reference” information into this prospectus and any prospectus supplement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus and any prospectus supplement. Any information incorporated by reference in this prospectus that we file with the SEC after the date of this prospectus and any information incorporated by reference in any prospectus supplement will automatically update and supersede information contained in this prospectus and any prospectus supplement. Our SEC file number is 001-13300.

We are incorporating by reference in this prospectus the documents listed below and any future filings that we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, provided, however, that we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•

our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed on February 25, 2021 (including the portions of our Definitive Proxy Statement on Schedule 14A for our 2021 annual meeting of stockholders, incorporated by reference therein);

•	our Current Reports on Form 8-K filed on February 8, 2021, February 9, 2021, February 17, 2021 and March 2, 2021; and

•	the description of our common stock on Amendment No. 1 to Form 8-A, dated October 17, 1994.

You can obtain copies of documents incorporated by reference in this prospectus, without charge, by requesting them in writing or by telephone from us at Capital One Financial Corporation, Investor Relations Department, 1600 Capital One Drive, McLean, Virginia 22102, telephone (703) 720-2455.

Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed information that is or is considered to be incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute part of this prospectus.

Our principal executive office is located at 1680 Capital One Drive, McLean, Virginia 22102 (telephone number (703) 720-1000). We maintain a website at www.capitalone.com. The information on our website is not part of this prospectus nor is it incorporated by reference. Documents available on our website include: (i) our Code of Conduct; (ii) our Corporate Governance Guidelines; and (iii) charters for the Audit, Risk, Compensation, and Governance and Nominating Committees of our Board of Directors.

USE OF PROCEEDS

Except as otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of our securities for general corporate purposes in the ordinary course of our business. General corporate purposes may include repayment of debt, redemptions and repurchases of shares of our common stock and of our other securities, acquisitions, additions to working capital, capital expenditures and investments in our subsidiaries.

RISK FACTORS

Investing in our securities involves risks. Before you decide whether to purchase any of our securities, you should consider carefully the risks and other information in this prospectus and any accompanying prospectus supplement and carefully read the risks described in the documents incorporated by reference in this prospectus and any accompanying prospectus supplement, including the discussion under the “Risk Factors” section in our most recent Annual Report on Form 10-K and any subsequent Quarterly Report on Form 10-Q, as such discussion may be amended or updated in other reports filed by us with the SEC. If any of these risks were to materialize, it could adversely affect our business, results of operations, liquidity and financial condition and could cause the value of our securities to decline. If applicable, we will include in any prospectus supplement a description of significant additional risks specific to investing in the offering described therein.

DESCRIPTION OF DEBT SECURITIES

We may from time to time issue debt securities which will be our direct unsecured general obligations. These debt securities are described below and will be senior debt securities or subordinated debt securities and any senior or subordinated debt securities that may be part of a unit, all of which are called debt securities. The senior debt securities will be issued under an indenture between us and The Bank of New York Mellon Trust Company, N.A., formerly known as The Bank of New York Trust Company, N.A. (as successor to Harris Trust and Savings Bank), as trustee, dated as of November 1, 1996, and the subordinated debt securities will be issued under an indenture dated as of August 29, 2006 between us and The Bank of New York Mellon Trust Company, N.A., as trustee, subject in each case to such amendments or supplemental indentures as may be adopted from time to time. Together, the senior indenture and the subordinated indenture are called the indentures, and the senior indenture trustee and the subordinated indenture trustee are called the indenture trustees.

We have summarized selected provisions of the indentures below. The summary is not complete and does not describe every aspect of the indentures. A copy of each of the senior indenture and the subordinated indenture has been filed as an exhibit to the registration statement of which this prospectus is a part and has been qualified as an indenture under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also consider applicable provisions of the Trust Indenture Act. In the summary below, we have included references to section numbers so that you can easily locate these provisions. The particular terms of any debt securities we offer will be described in the related prospectus supplement, along with any applicable modifications of or additions to the general terms of the debt securities described below and in the indentures. For a description of the terms of any series of debt securities, you should also review both the prospectus supplement relating to that series and the description of the debt securities set forth in this prospectus before making an investment decision. Capitalized terms used in the summary have the meanings specified in the applicable indenture.

As of December 31, 2020, we had $27.4 billion in senior and subordinated notes outstanding that mature in varying amounts from 2021 to 2029, of which $22.7 billion in aggregate outstanding amount was senior debt securities and $4.7 billion in aggregate outstanding amount was subordinated debt securities. $2.7 billion and $2.6 billion in senior and subordinated debt securities were issued by our consolidated subsidiaries, Capital One Bank (USA), National Association (“COBNA”) and Capital One, National Association (“CONA”), respectively.

General

The debt securities will be our direct unsecured obligations. The indentures do not significantly limit our operations. In particular, they do not:

•	limit the amount of debt securities that we can issue under the indentures;

•	limit the number of series of debt securities that we can issue from time to time;

•	limit or otherwise restrict the total amount of debt that we or our subsidiaries may incur or the amount of other securities that we may issue;

•	require us or an acquiror to repurchase debt securities in the event of a “change in control;” or

•

contain any covenant or other provision that is specifically intended to afford any holder of the debt securities any protection in the event of highly leveraged transactions or similar transactions involving us or our subsidiaries.

The senior debt securities will rank equally with all of our other unsecured unsubordinated indebtedness. The subordinated debt securities will have a position junior to all of our senior indebtedness.

Because we are a holding company, dividends and fees from our subsidiaries are our principal source of revenues from which to repay the debt securities. Our subsidiaries engaged in the banking or credit card business can only pay dividends if they are in compliance with applicable United States federal and state regulatory requirements. Our right to participate in any asset distribution of any of our subsidiaries, including COBNA and CONA, on liquidation, reorganization or otherwise, will rank junior to the rights of all creditors of that subsidiary (except to the extent that we may ourselves be an unsubordinated creditor of that subsidiary). As a result, the rights of holders of debt securities to benefit from those distributions will also be junior to the rights of all creditors of our subsidiaries. Consequently, the debt securities will be effectively subordinated to all liabilities of our subsidiaries. COBNA and CONA are subject to claims by creditors for long-term and short-term debt obligations, including deposit liabilities, obligations for federal funds purchased and securities sold under repurchase agreements. There are also various legal limitations on the extent to which COBNA and CONA may pay dividends or otherwise supply funds to us or our other affiliates.

Terms

A prospectus supplement relating to the offering of any series of debt securities will include specific terms relating to the offering. These terms will include some or all of the following (unless specified otherwise or in context, section references are to sections of both the senior indenture and subordinated indenture):

•	the title, series, form and type of the offered debt securities;

•	whether the offered debt securities will be senior or subordinated debt;

•	the indenture under which the offered debt securities are being issued;

•	whether the offered debt securities are to be issued in registered form, bearer form or both;

•	the aggregate principal amount of the offered debt securities and any limit upon the aggregate principal amount of the debt securities of such title or series;

•

the date or dates (including the maturity date) or method, if any, for determining such dates, on which the principal of the offered debt securities will be payable (and any provisions relating to extending or shortening the date on which the principal of the offered debt securities is payable);

•

the interest rate, or method, if any, for determining the interest rate, the date or dates from which interest will accrue, or method, if any, for determining such dates, the interest payment dates, if any, on which interest will be payable, and whether and under what circumstances additional amounts on the offered debt securities will be payable; the manner in which payments with respect to the offered debt securities will be made; and the place or places where principal of, premium, if any, interest on and additional amount, if any, will be payable;

•	whether the offered debt securities are redeemable at our option, and if so, the periods, prices, and other terms regarding such optional redemption;

•

whether we are obligated to redeem or repurchase the offered debt securities pursuant to any sinking fund or at the option of any holder thereof and, if so, the periods, prices, and other terms regarding such repurchase or redemption;

•	the denominations in which the offered debt securities will be issuable;

•

if other than the principal amount, the portion of the principal amount of the offered debt securities payable upon the acceleration of the maturity date or the method by which such portion is to be determined;

•

the currency for payment of principal, premium, interest and any additional amount with respect to the offered debt securities, whether the principal of, premium, if any, interest on or additional amount, if any, with respect to the offered debt securities are to be payable, at our election or any holder’s election, in a currency other than that in which the offered debt securities are denominated, the period in which that election may be made and the time and manner of determining the applicable exchange rate;

•	the percentage of the principal amount or price at which the offered debt securities will be issued;

•

whether the amount of payments of principal of, premium, if any, interest on, or additional amount, if any, with respect to the offered debt securities may be determined by reference to an index, formula or other method, and if so, the terms and conditions and the manner in which such amounts will be determined and paid or payable;

•	any changes to the covenants or additional events of default or covenants;

•

whether and upon what terms the offered debt securities may be defeased (which means that we would be discharged from our obligations by depositing sufficient cash or government securities to pay the principal of, premium, if any, interest on, or additional amount, if any, due to the stated maturity date or a redemption date of the offered debt securities);

•	whether the offered debt securities will be convertible into our common stock and, if so, the initial conversion price, the periods and terms of the conversion or exchange; and

•	any other terms not inconsistent with the provisions of the indentures. (Section 301)

Form of the Debt Securities

The indentures provide that we may issue senior and subordinated debt securities in registered form, in bearer form or in both registered and bearer form. Unless we indicate otherwise in the applicable prospectus supplement, each series of senior and subordinated debt securities will be issued in registered form, without coupons. Holders of “registered form” securities will be listed on the applicable indenture trustee’s register for the applicable debt securities. (Sections 201 and 305)

Unless we indicate otherwise in the applicable prospectus supplement, we will issue senior and subordinated debt securities in registered form, without coupons, in denominations of $1,000 or any integral multiple of $1,000. Unless we indicate otherwise in the applicable prospectus supplement, we will issue senior and subordinated debt securities in bearer form in denominations of $5,000 or any integral multiple of $5,000. There will be no service charge for any registration of transfer, exchange, redemption, or conversion of senior and subordinated debt securities, but we or the applicable indenture trustee may require the holder to pay any tax or other governmental charge that may be imposed in connection with any registration of a transfer or exchange of the senior or subordinated debt securities, other than certain exchanges not involving any transfer. (Sections 302 and 305)

If we issue the debt securities in bearer form, the debt securities will have interest coupons attached. “Bearer form” securities are payable to whomever physically holds them from time to time. Debt securities in bearer form will not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person other than through offices of certain United States financial institutions located outside the United States. Purchasers of debt securities in bearer form will be subject to certification procedures and may be affected by United States tax law limitations. These procedures and limitations will be described in the applicable prospectus supplement.

Registration, Transfer, Payment and Paying Agent

Unless we indicate otherwise in the applicable prospectus supplement, payments on the debt securities will be made at our office or agency maintained for that purpose. We have appointed an agency in New York, New York to make payments on the debt securities; however, we may change our agent from time to time. Any transfer of the debt securities will be registerable at the same place. In addition, we may choose to pay interest by check mailed to the address in the security register of the person in whose name the debt security is registered at the close of business on the applicable record date. (Sections 1002 and 307) Unless we indicate otherwise in the applicable prospectus supplement, any interest and any additional amounts with respect to any debt securities which is payable, but not punctually paid or duly provided for, may be paid to the holders as of a special record date fixed by the trustee or in any other lawful manner. (Section 307)

Unless we indicate otherwise in the applicable prospectus supplement, payments of principal of, premium, if any, and interest on debt securities in bearer form will be made at the office outside the United States specified in the applicable prospectus supplement and as we may designate from time to time. Payment can also be made by check or by transfer to an account maintained by the payee with a bank located outside the United States. Unless we indicate otherwise in the applicable prospectus supplement, payment on debt securities in bearer form will be made only if the holder surrenders the coupon relating to the interest payment date. We will not make any payments on any debt security in bearer form at any office or agency in the United States, by check mailed to any address in the United States or by transfer to any account maintained with a bank located in the United States. (Sections 1001 and 1002)

Global Debt Securities

Unless we indicate otherwise in the applicable prospectus supplement for a series of debt securities, each series of debt securities will be issued in global form, which means that we will deposit with the depositary identified in the applicable prospectus supplement (or its custodian) one or more certificates representing the entire series, as described below under “Book-Entry Procedures and Settlement.” Global debt securities may be issued in either temporary or permanent form. (Sections 201 and 203)

The applicable prospectus supplement will describe any limitations and restrictions relating to a series of global senior or subordinated debt securities.

Covenants

Under the senior indenture, we agree to the following:

•

Except as permitted as described in this prospectus under “Description of Debt Securities—Consolidation, Merger and Sale of Assets,” we will preserve and keep in full force and effect our corporate existence and the corporate existence of each of our significant subsidiaries (as defined below) and our rights (charter and statutory) and franchises and those of each of our significant subsidiaries. However, neither we nor any of our significant subsidiaries will be required to preserve any of these rights or franchises if we or the significant subsidiary, as the case may be, determine that the preservation of these rights or franchises is no longer desirable in the conduct of our or its business, as applicable, and that the loss of these rights or franchises is not disadvantageous in any material respect to the holders of the senior debt securities. (Section 1007);

•

The senior indenture contains a covenant by us limiting our ability to dispose of the voting stock of a significant subsidiary. A “significant subsidiary” is any of our majority-owned subsidiaries the consolidated assets of which (as reflected on our consolidated balance sheet) constitute 20% or more of our consolidated assets. This covenant generally provides that, except as permitted as described in this prospectus under “Description of Debt Securities—Consolidation, Merger and Sale of Assets,” as long as any of the senior debt securities are outstanding:

•

neither we nor any of our significant subsidiaries will sell, assign, transfer or otherwise dispose of the voting stock of a significant subsidiary or securities convertible into or options, warrants or rights to subscribe for or purchase such voting stock, and we will not permit a significant subsidiary to issue voting stock, or securities convertible into or options, warrants or rights to subscribe for or purchase such voting stock, in each case if, after giving effect to such transaction and to the issuance of the maximum number of shares of voting stock of the significant subsidiary issuable upon the exercise of all such convertibles securities, options, warrants or rights, such significant subsidiary would cease to be a controlled subsidiary (as defined below); and

•

we will not permit a significant subsidiary to merge or consolidate with or into any corporation unless the survivor is us or is, or upon consummation of the merger or consolidation will become, a controlled subsidiary, or to lease, sell or transfer all or substantially all of its properties and assets except to us or a controlled subsidiary or a person that upon such lease, sale or transfer will become a controlled subsidiary. (Section 1005).

A “controlled subsidiary” is a significant subsidiary at least 80% of the voting stock of which is owned by us and/or one or more of our controlled subsidiaries.

The limitations described above do not apply to certain transactions required by law, rule, regulation or governmental order (including as a condition to an acquisition of another entity by us) or to any sale or transfer of assets in a securitization transaction.

Under the subordinated indenture, we agree to the following:

•

Except as permitted as described in this prospectus under “Description of Debt Securities—Consolidation, Merger and Sale of Assets,” we will preserve and keep in full force and effect our corporate existence and our rights (charter and statutory) and franchises. However, we will not be required to preserve any of these rights or franchises if we determine that the preservation of these rights or franchises is no longer desirable in the conduct of our business and that the loss of these rights or franchises is not disadvantageous in any material respect to the holders of the subordinated debt securities. (Section 1007)

In addition, the senior indenture contains a covenant by us limiting our ability to create liens on the voting stock of a significant subsidiary. This covenant generally provides that, as long as any of the senior debt securities are outstanding, neither we nor any of our subsidiaries will create, assume or incur any pledge, encumbrance or lien, as security for indebtedness for borrowed money, upon a significant subsidiary’s voting stock, or upon securities convertible into or options, warrants or rights to subscribe for or purchase, a significant subsidiary’s voting stock, directly or indirectly, to secure indebtedness for borrowed money, if, treating such pledge, encumbrance or lien as a transfer of the significant subsidiary’s voting stock or securities convertible into or options, warrants or rights to subscribe for or purchase the significant subsidiary’s voting stock to the secured party (in each case after giving effect to such transaction and to the issuance of the maximum number of shares of voting stock of the significant subsidiary issuable upon the exercise of all such convertible securities, options, warrants or rights), the significant subsidiary would not continue to be a controlled subsidiary, unless the senior debt securities are equally and ratably secured with any and all such indebtedness by this pledge, encumbrance or lien. (Section 1006)

Subordination of Subordinated Debt Securities

Unless we indicate otherwise in the applicable prospectus supplement, the following provisions will apply to subordinated debt securities. Section references are to sections of the subordinated indenture.

Subordinated debt securities will be subordinated in right of payment to all “senior indebtedness,” as defined below. Payments on subordinated debt securities also will be effectively subordinated if:

•	we are involved in insolvency, bankruptcy or similar proceedings;

•

the maturity of any series of our subordinated debt securities is accelerated because of certain events of bankruptcy, insolvency or reorganization of us or a major depositary institution subsidiary; or

•

we fail to pay the principal of, premium, if any, or interest on any senior indebtedness when due, or an event of default occurs and is continuing with respect to any senior indebtedness permitting the holders of such senior indebtedness to declare the senior indebtedness due and payable prior to the date on which it would otherwise have become due and payable. (Section 1601)

Because of this subordination, some of our creditors may receive more, ratably, than holders of subordinated debt securities if we are insolvent.

After all payments have been made to the holders of senior indebtedness, any holders of subordinated debt securities will be subrogated to the rights of holders of senior indebtedness to receive payments or distributions of cash, property or securities from us applicable to such senior indebtedness until all amounts owing on the subordinated debt securities have been paid in full. (Section 1602)

“Senior indebtedness” includes: (1) the principal of, premium, if any, and interest on, whether outstanding now or incurred later, (a) all indebtedness for money borrowed by us, including indebtedness of others that we guarantee, other than the subordinated debt securities and the junior subordinated debt securities and other indebtedness that is expressly stated as not senior, and (b) any amendments, renewals, extensions, modifications and refundings of any indebtedness, unless in either case the instrument evidencing the indebtedness provides that it is not senior in right of payment to the subordinated debt securities; (2) all our capital lease obligations and any synthetic lease or tax retention operating lease; (3) all our obligations issued or assumed as the deferred purchase price of property, and all conditional sale or title retention agreements, but excluding trade accounts payable in the ordinary course of business; (4) all our obligations, contingent or otherwise, in respect of any letters of credit, bankers acceptances, security purchase facilities and similar credit transactions; (5) all our obligations in respect of interest rate swap, cap or similar agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts, commodity contracts and other similar agreements; (6) all obligations of the type referred to in clauses (1) through (5) of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise; and (7) all obligations of the type referred to in clauses (1) through (6) of other persons secured by any lien on any of our property or assets whether or not such obligation is assumed by us.

Senior indebtedness does not include: (1) subordinated debt securities; (2) any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, subordinated debt securities; and (3) any indebtedness between or among us and our affiliates, including (a) any junior subordinated debt securities, (b) trust preferred securities guarantees and (c) all other debt securities and guarantees in respect of those debt securities, issued to any trust, or a trustee of such trust, partnership or other entity affiliated with us which is our financing vehicle in connection with the issuance by such financing vehicle of trust preferred securities or other securities guaranteed by us pursuant to an instrument that ranks on an equal basis with, or junior to, the trust preferred securities guarantees.

Consolidation, Merger and Sale of Assets

Each indenture generally permits a consolidation or merger between us and another corporation and the conveyance, transfer or lease by us of all or substantially all of our property or assets, in each case without the consent of the holders of any outstanding debt securities. However, each indenture requires that:

•

the successor or purchaser is a corporation organized under the laws of the United States of America, any state thereof or the District of Columbia and expressly assumes our obligations on the debt securities under the applicable indenture;

•

immediately after giving effect to the transaction, no event which, after notice or lapse of time, would become an event of default, will have occurred and be continuing pursuant to the applicable indenture; and

•

either we or the successor person has delivered to the applicable indenture trustee an officer’s certificate and an opinion of counsel stating the consolidation, merger, transfer or lease, as applicable, complied with these provisions and all conditions precedent of the applicable indenture. (Section 801)

The successor shall be substituted for us as if it had been an original party to the indentures and the debt securities. Thereafter, the successor may exercise our rights and powers under the indentures and the debt securities and, except in the case of a lease, we will be released from all of our obligations and covenants under those documents. (Section 802)

Exchange of Debt Securities

Registered debt securities may be exchanged for an equal aggregate principal amount of registered debt securities of the same series containing identical terms and provisions in authorized denominations requested by the holders upon surrender of the registered debt securities at an office or agency that we maintain for that purpose and upon fulfillment of all other requirements set forth in the indentures. (Section 305)

Conversion and Exchangeability

The holders of debt securities that are convertible into our common stock or exchangeable into other securities will be entitled to convert or exchange the debt securities under some circumstances. The terms of any conversion or exchange will be described in the applicable prospectus supplement.

Events of Default

Unless we indicate otherwise in the applicable prospectus supplement for any series of debt securities, events of default with respect to any series of debt securities are:

•	failure to pay the interest or any additional amount payable on any debt security of such series when due and continuance of that default for 30 days;

•	failure to pay the principal of or any premium on any debt security of such series when due and payable;

•	failure to deposit any sinking fund payment when and as due by the terms of any debt security of such series;

•

failure to perform or the breach of any covenant or warranty in the applicable indenture or the debt securities (other than a covenant or warranty included solely for the benefit of a series of debt securities other than such series) that continues for 60 days after we are given written notice by the trustee or we and the trustee are given written notice by the holders of at least 25% of the outstanding debt securities of such series;

•

in the case of the senior debt securities, any event of default under any mortgage, indenture or other instrument securing or evidencing any indebtedness of us or any significant subsidiary for money borrowed, resulting in such indebtedness in principal amount exceeding $10,000,000 becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, if the acceleration is not rescinded or annulled within 30 days after written notice;

•

in the case of the senior debt securities, certain events of bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries and in the case of the subordinated debt securities, certain events of bankruptcy, insolvency or reorganization of us or a major depositary institution subsidiary; or

•	any other event of default included in any indenture or supplemental indenture. (Section 501)

If a default occurs with respect to any series of senior or subordinated debt securities, the applicable indenture trustee will give the holders of those debt securities notice of the default as and to the extent provided by the Trust Indenture Act. (Section 501)

If an event of default with respect to any series of senior debt securities occurs and continues, either the senior indenture trustee or the holders of not less than 25% of the aggregate principal amount of the outstanding senior debt securities of that series may declare the principal amount (or such lesser amount as may be provided for the senior debt securities of such series) of all the senior debt securities of that series to be due and payable immediately. Payment of the principal of subordinated debt securities may be accelerated only in the case of certain events of bankruptcy, insolvency or reorganization of us or one of our major depositary institution subsidiaries. Subordinated debt securities cannot be accelerated if we default in our performance of any other covenant, including payment of principal or interest. (Section 502)

Any time after a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained the majority holders may, under certain circumstances, void the declaration. “Majority holders” are the holders of a majority of the aggregate principal amount of outstanding senior or subordinated debt securities of that series. (Section 502)

The majority holders may direct the time, method and place of conducting any proceeding for any remedy available to the applicable indenture trustee, or exercising any trust or power conferred on the applicable indenture trustee, for the senior or subordinated debt securities of that series. (Section 512). The applicable indenture trustee generally is not obligated to exercise any of its rights or powers under any senior or subordinated indenture at the request or direction of any of the holders, unless those holders offer the applicable indenture trustee reasonable indemnity. (Section 601)

A holder does not have the right to institute a proceeding with respect to the indenture, for the appointment of a receiver or a trustee, or for any other remedy, unless:

•	the holder has previously given written notice to the applicable indenture trustee of a continuing event of default;

•

the holders of not less than 25% of the aggregate principal amount of the outstanding debt securities of the applicable series have made a written request to the applicable indenture trustee to institute proceedings in respect of such event of default in its own name as trustee under the applicable indenture, and such holders have offered to the applicable indenture trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request;

•	the applicable indenture trustee has failed to institute a proceeding within 60 days after receipt of such notice, request and offer of indemnity; and

•	the applicable indenture trustee has not received an inconsistent direction from the majority holders within such 60-day period. (Section 507)

However, these limitations do not apply to a suit for the enforcement of payment or conversion rights instituted on or after the respective due dates of the senior and subordinated debt securities of the applicable series. (Section 508)

Waivers of Certain Covenants and Past Defaults

The holders of not less than a majority of the aggregate principal amount of the outstanding senior and subordinated debt securities of each series may, on behalf of all holders of that series, waive our compliance with certain restrictive provisions of the applicable indenture. They also may waive any past default with respect to that series under the applicable indenture, except (1) a default in the payment of principal of, premium, if any, interest on or any additional amount, or (2) a default in the performance of certain covenants which cannot be modified without the consent of all of the holders of the applicable series. (Sections 513 and 1008)

Amendments to the Indentures

Supplemental Indentures with Consent of Holders

Unless we indicate otherwise in the applicable prospectus supplement, we and the applicable trustee may modify or amend an indenture, with the consent of the holders of at least 66-2/3% in principal amount of each series of the senior or subordinated debt securities affected by the modification or amendment. However, no modification or amendment may, without the consent of each holder affected by the modification or amendment:

•	change the due date of the principal of, or any premium or installment of interest on, or any additional amounts with respect to any debt security;

•

reduce the principal amount of, or the rate of interest on, or any additional amounts or premium, if any, payable with respect to any debt security, or, except as otherwise permitted, change an obligation to pay additional amounts with respect to any debt security, or adversely affect the right of repayment at the option of any holder, if any;

•

change the place of payment, the currency in which the principal of, any premium, if any, or interest on, or any additional amounts with respect to any debt security is payable or impair the right to institute suit for the enforcement of any such payment on or after the due date thereof (or, in the case of redemption, on or after the redemption date or, in the case of repayment at the option of the holder, on or after the date for repayment);

•

reduce the percentage in principal amount of outstanding debt securities of any series the consent of whose holders is required for any supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the applicable indenture or certain defaults thereunder and their consequences) under the applicable indenture or reduce requirements for quorum or voting;

•

modify any of the provisions in the applicable indenture provisions described above under “Waivers of Certain Covenants and Past Defaults” and in this section “Amendments to the Indentures—Supplemental Indentures with Consent of Holders,” except to increase any percentage in principal amount of outstanding debt securities of any series the consent of whose holders is required for a supplemental indenture or waiver, or to provide that certain other provisions of the applicable indenture cannot be modified or waived without the consent of the holders of each outstanding debt security affected thereby;

•	adversely affect the right of any holder to convert any convertible debt securities; or

•	in the case of the subordinated indenture, modify the subordination provisions in a manner adverse to the holders of the subordinated debt securities. (Section 902)

Supplemental Indentures without Consent of Holders

Except as otherwise provided in the applicable prospectus supplement, we and the applicable indenture trustee may modify and amend an indenture without the consent of any holder for any of the following purposes:

•	to evidence the succession of another person to us, and the assumption by the successor of our covenants in the applicable indenture and in the debt securities;

•	to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in the applicable indenture;

•

to add or change any provisions of the applicable indenture to provide that bearer debt securities may be registrable as to principal, to change or eliminate restrictions on payments with respect to debt securities, to permit registered securities to be exchanged for bearer securities, to permit bearer securities to be exchanged for bearer securities of other authorized denominations or to permit or facilitate the issuance of securities in uncertificated form, provided any such action does not adversely affect the interests of the holders of any debt securities or related coupons in any material respect;

•	to establish the form or terms of debt securities of any series and any related coupons;

•

to evidence and provide for the acceptance of appointment by a successor trustee and to add to or change any provisions of the applicable indenture as necessary to provide for or facilitate the administration of the trusts under the applicable indenture by more than one trustee;

•

to cure any ambiguity or to correct or supplement any provision in the applicable indenture that may be defective or inconsistent with any other provision of the applicable indenture, or to make any other provisions with respect to matters or questions arising under the applicable indenture which do not adversely affect the interests of the holders of any debt securities or related coupons in any material respect;

•	to modify the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of debt securities;

•	to add additional events of default with respect to all or any series of debt securities;

•

to supplement any of the provisions of the applicable indenture to the extent necessary to permit or facilitate the defeasance and discharge of any series of debt securities, provided the action does not adversely affect the interests of the holders of any debt securities of that series or related coupons or any other debt securities or related coupons in any material respect;

•	to secure the debt securities;

•

to amend or supplement any provision of the applicable indenture or any supplemental indenture, provided that the amendment or supplement does not materially adversely affect the interests of the holders of outstanding debt securities; and

•	to make certain provisions with respect to conversion rights. (Section 901)

Legal Defeasance and Covenant Defeasance

If the applicable prospectus supplement provides for defeasance, we may at any time elect to defease and will be deemed to have paid and discharged our obligations on the applicable debt securities if:

•	no event of default has occurred and is continuing, or would occur upon the giving of notice or lapse of time, at the time of the satisfaction and discharge;

•

either (1) we have irrevocably deposited with the applicable indenture trustee sufficient cash or government securities to pay when due all the principal of, premium, if any, interest on and additional amounts, if any, with respect to the applicable debt securities, through the stated maturity or redemption date of the applicable debt securities (or, in the case of debt securities which have become due and payable, through the date of such deposit), or (2) we have properly fulfilled such other means of satisfaction and discharge as is provided in or pursuant to the applicable indenture for the applicable debt securities;

•	we have paid all other sums payable under the applicable indenture with respect to the applicable debt securities and any related coupons;

•

we have delivered to the applicable trustee a certificate of our independent public accountants certifying as to the sufficiency of the amounts deposited by us, and an officers’ certificate and opinion of counsel as required by the applicable indenture; and

•

we have delivered to the applicable trustee an opinion of counsel to the effect that the holders will have no federal income tax consequences as a result of the deposit or termination and if the applicable debt securities are listed on the New York Stock Exchange, an opinion of counsel that the applicable debt securities will not be delisted.

In the case of a defeasance, the holders of the applicable debt securities of the series will not be entitled to the benefits of the applicable indenture, except for the registration of transfer or exchange and the replacement of stolen, lost or mutilated applicable debt securities and the requirements regarding the maintenance of an office or agency where the applicable debt securities can be surrendered for payment or registration of transfer or exchange and the right of the holders of the applicable debt securities to receive from the deposited funds payment of the principal of, premium, if any, interest on, and any additional amounts, if any, with respect to the applicable debt securities when due. (Section 402)

Determining the Outstanding Debt Securities

Unless otherwise provided in or pursuant to the applicable indenture, we will consider the following factors in determining whether the holders of the requisite principal amount of outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver under the applicable indenture or are present at a meeting of holders of debt securities for quorum purposes:

•

in the case of any debt security that by its terms provides for declaration of a principal amount less than the principal face amount of the debt security to be due and payable upon acceleration, the principal amount that will be deemed to be outstanding will be the principal amount that would be declared to be due and payable upon a declaration of acceleration thereof at the time of such determination;

•	in the case of any indexed security, the principal amount that will be deemed to be outstanding will be the principal face amount of the indexed security at original issuance;

•

in the case of any debt security denominated in one or more foreign currency units, the principal amount that will be deemed to be outstanding will be the U.S. dollar equivalent based on the applicable exchange rate or rates at the time of sale; and

•	any debt securities owned by us or any other obligor upon the debt securities or any of our or such other obligor’s affiliates, will be disregarded and deemed not to be outstanding. (Section 101)

Governing Law

The indentures will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Indenture Trustees

In the normal course of business, we and our subsidiaries conduct banking transactions with the indenture trustees, and the indenture trustees conduct banking transactions with us and our subsidiaries.

DESCRIPTION OF PREFERRED STOCK

Our Restated Certificate of Incorporation, dated May 1, 2020 (our “Restated Certificate of Incorporation”), authorizes our Board of Directors, or the Board, to create and provide for the issuance of one or more series of preferred stock, par value $.01 per share, without the approval of our stockholders. The Board can also determine the terms, including the designations, powers, preferences and rights (including conversion, voting and other rights) and the qualifications, limitations or restrictions, of any preferred stock. Currently, 50,000,000 shares of our authorized capital stock are classified as preferred stock under our Restated Certificate of Incorporation. As of December 31, 2020, 4,975,000 shares of preferred stock were issued and outstanding.

General

The following description summarizes the general terms and provisions of our authorized preferred stock. The particular terms of any series of preferred stock we offer will be described in the related prospectus supplement. You should read the particular terms of any series of preferred stock we offer described in the related prospectus supplement, together with the more detailed provisions of our Restated Certificate of Incorporation and the certificate of designation relating to the particular series of preferred stock, for provisions that may be important to you. Our Restated Certificate of Incorporation has been filed as an exhibit to the registration statement of which this prospectus is a part. The certificate of designation relating to the particular series of preferred stock will be filed as an exhibit to a document incorporated by reference in the registration statement. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered. Terms which could be included in a prospectus supplement include:

•	the designation of the preferred stock and the number of shares offered;

•	the amount of liquidation preference per share;

•	the price at which the preferred stock will be issued;

•	the dividend rate, or its method of calculation, and the dates on which dividends will be payable;

•	whether the dividends will be cumulative or noncumulative, and, if cumulative, the dates from which dividends will commence to cumulate;

•	any redemption or sinking fund provisions of the preferred stock;

•	whether we have elected to offer depositary shares, as described below;

•	the terms and conditions, if any, upon which the preferred stock will be convertible into or exchangeable for common stock or other securities; and

•	any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of the preferred stock.

The preferred stock will, when issued, be fully paid and nonassessable and have no preemptive rights. Preferred stock will have the dividend, liquidation, and voting rights described below, unless we indicate otherwise in the applicable prospectus supplement relating to a particular series of preferred stock. You should read the prospectus supplement relating to any series of preferred stock for the series’ specific terms.

Dividend Rights

Holders of preferred stock will receive, when, as and if declared by the Board, dividends at rates and on the dates described in the applicable prospectus supplement. Dividends must be declared by the Board out of legally available funds. Each dividend will be payable to the holders of record as they appear on our stock record books of the Corporation or, if applicable, the records of the depositary on the record dates fixed by the Board or its committee. Dividends on any series of preferred stock may be cumulative or noncumulative. The Corporation’s ability to pay dividends on the preferred stock depends on the ability of COBNA and CONA to pay dividends to the Corporation. The ability of the Corporation, COBNA and CONA to pay dividends in the future is subject to bank regulatory requirements and capital guidelines and policies established by the Federal Reserve Board and the Office of the Comptroller of the Currency.

We will not declare or pay or set apart funds for the payment of dividends on any securities which rank equally with the preferred stock unless we have paid or set apart funds for the payment of dividends on the preferred stock. If full dividends are not paid, the preferred stock will share dividends pro rata with any equally ranked securities.

Voting Rights

Unless we indicate otherwise in the applicable prospectus supplement relating to a particular series of preferred stock or expressly required by law, the holders of the preferred stock will not have any voting rights.

Rights upon Liquidation

If we liquidate, dissolve or wind up our affairs, either voluntarily or involuntarily, the holders of each series of preferred stock will be entitled to receive liquidation distributions. These will be in the amounts set forth in the applicable prospectus supplement, plus accrued and unpaid dividends and, if the series of the preferred stock is cumulative, accrued and unpaid dividends for all prior dividend periods. If we do not pay in full all amounts payable on any series of preferred stock, the holders of the preferred stock will share proportionately with any equally ranked securities in any distribution of our assets. After the holders of any series of preferred stock are paid in full, they will not have any further claim to any of our remaining assets.

Because the Corporation is a holding company, the rights of its stockholders to participate in the assets of any subsidiary, including COBNA and CONA, upon the subsidiary’s liquidation or recapitalization may be subject to the prior claims of the subsidiary’s creditors, except to the extent that the Corporation may itself be a creditor with recognized claims against the subsidiary.

Redemption

A series of preferred stock may be redeemable, in whole or in part, at our option or at the option of the holder of the stock, and may be subject to mandatory redemption pursuant to a sinking fund, under the terms described in any applicable prospectus supplement.

In the event of partial redemptions of preferred stock, the Board or its committee will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method the Board or its committee determines to be equitable.

On and after a redemption date, unless we default in the payment of the redemption price, dividends will cease to accrue on shares of preferred stock which were called for redemption. In addition, all rights of holders of the preferred shares will terminate except for the right to receive the redemption price.

Conversion and Exchange

The applicable prospectus supplement for any series of preferred stock will state the terms and conditions, if any, on which shares of that series are convertible into or exchangeable for our common stock or other securities, including:

•	the number of shares of common stock or other securities into which the shares of preferred stock are convertible or for which the shares of preferred stock may be exchanged;

•	the conversion price or exchange price or manner of calculation;

•	the conversion period or exchange period;

•	provisions as to whether conversion or exchange will be at the option of the holders of the preferred stock or at our option, if applicable;

•	any events requiring an adjustment of the conversion price or exchange price; and

•	provisions affecting conversion or exchange in the event of the redemption of the series of preferred stock.

DESCRIPTION OF COMMON STOCK

The Corporation is authorized to issue 1,000,000,000 shares of common stock, par value $.01 per share. As of December 31, 2020, 458,972,202 shares of common stock were issued and outstanding. The common stock is traded on the New York Stock Exchange under the symbol “COF.” All outstanding shares of common stock are and will be fully paid and nonassessable.

The following summary is not complete, and you should refer to the applicable provisions of the Delaware General Corporation Law and our Restated Certificate of Incorporation and Amended and Restated Bylaws, dated May 1, 2020 (our “Amended and Restated Bylaws”), for additional information. See “Where You Can Find More Information.”

Voting and Other Rights

Each share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. Except as otherwise provided by law, the Restated Certificate of Incorporation or the Amended and Restated Bylaws, a majority of the votes cast is required for all actions to be taken by stockholders. Directors in uncontested elections shall be elected by a majority of votes cast; however, in contested elections, a plurality standard shall apply. Stockholders do not have cumulative voting rights in the election of directors, which means that the holders of a majority of the votes cast in an election of directors can elect all of the directors. Shares of common stock also do not have any preemptive, subscription, redemption, sinking fund or conversion rights.

The foregoing rights may be subject to voting and other rights that we may grant from time to time to the holders of other classes of our securities.

For a more detailed description of the terms of these and similar rights granted to the holders of other classes of our securities, please refer to the applicable prospectus supplement for any offering of our common stock pursuant to this registration statement, to our Restated Certificate of Incorporation, and to the documents and other information that we incorporate by reference elsewhere in this prospectus. See “Where You Can Find More Information.”

Distribution

To the extent outstanding preferred stock provides for a dividend preference, any dividends payable on our common stock are subject to such preference. Dividends must be declared by the Board out of legally available funds. If we liquidate, dissolve or wind up our affairs, common stockholders are entitled to share proportionately in the assets available for distribution to common stockholders.

Anti-Takeover Provisions of the Restated Certificate of Incorporation and Amended and Restated Bylaws

Certain provisions in our Restated Certificate of Incorporation and Amended and Restated Bylaws could make more difficult or discourage a tender offer, proxy contest or other takeover attempt that is opposed by the Board but which might be favored by the stockholders. The Restated Certificate of Incorporation and Amended and Restated Bylaws are filed as exhibits to the registration statement, and certain provisions are summarized below.

Board of Directors. Our Restated Certificate of Incorporation and Amended and Restated Bylaws provide that, other than directors elected by any series of preferred stock, directors will be elected annually to one-year terms in office.

Number of Directors; Removal; Filling Vacancies. Our Amended and Restated Bylaws provide that our Board must consist of between three and seventeen directors, and vacancies will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum remains in office, unless the Board determines otherwise. Therefore, unless the Amended and Restated Bylaws are further amended (or the Board determines otherwise), the Board could prevent any stockholder from enlarging the Board of Directors and filling the new directorships with the stockholder’s own nominees.

Under Delaware law and our Restated Certificate of Incorporation, directors may be removed for or without cause. Our Restated Certificate of Incorporation also provides that directors may only be removed, whether for or without cause, upon the affirmative vote of holders of at least a majority of the voting power of the then-outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

Stockholder Action by Written Consent; Special Meetings. Stockholder action can be taken only at an annual or special meeting of stockholders or by written consent in accordance with the applicable provisions set forth in our Restated Certificate of Incorporation and Amended and Restated Bylaws. Under circumstances described in our Restated Certificate of Incorporation and Amended and Restated Bylaws, special meetings of stockholders can be called by the Chair of the Board or by the Board pursuant to a resolution adopted by a majority of the authorized number of directors. Under our Restated Certificate of Incorporation, stockholders have the right to request that the Corporation call a special meeting of stockholders or to request that stockholder action be taken by written consent in lieu of a meeting, provided in each case that the requesting stockholders own 25% or more of the then-outstanding shares of stock entitled to vote on the matters proposed to be brought before the special meeting or the actions proposed to be taken by written consent, as applicable, and satisfy certain requirements set forth in our Restated Certificate of Incorporation and Amended and Restated Bylaws. These requirements include a “net long” definition of stock ownership for purposes of determining whether stockholders requesting a special meeting or action by written consent satisfy the 25% ownership threshold, so that only stockholders with full and continuing economic interest and voting rights in our stock can request a special meeting or action by written consent. In addition, our Amended and Restated Bylaws set forth certain procedural requirements that the Board believes are appropriate to avoid duplicative or unnecessary special meetings or actions by written consent. Moreover, any special meeting of stockholders is limited to the business in the notice of the special meeting sent to the stockholders before the meeting, including any business stated in a valid special meeting request (in the case of a stockholder-requested special meeting).

The ability to take stockholder action by written consent or to request special meetings may be precluded if stockholders fail to satisfy the requirements in our Restated Certificate of Incorporation and Amended and Restated Bylaws. You should refer to these documents for more information about the requirements.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals. Only people who are nominated by, or at the direction of, the Board, or by a stockholder who has given proper written notice prior to a meeting at which directors are to be elected, will be eligible for election as directors. Business conducted at an annual meeting is limited to the business brought before the meeting by, or at the direction of, the Chair of the Board, the Board or a stockholder who has given proper notice. A stockholder’s notice to us proposing to nominate a person for election as a director must contain certain information described in the Amended and Restated Bylaws and be submitted in compliance with the time frames specified in the Amended and Restated Bylaws.

You should refer to our Amended and Restated Bylaws for more information, including the process and timing requirements for a stockholder notice.

Some of the effects of the provisions described above and in the Amended and Restated Bylaws include:

•

the Board will have a longer period to consider the qualifications of the proposed nominees or the substance of other business proposed to be brought before an annual meeting and, if deemed necessary or desirable, to inform stockholders about the Board’s views on these matters;

•

there will be an orderly procedure for conducting annual meetings of stockholders and informing stockholders, prior to the meetings, of any nominations or other business proposed to be conducted at the meetings, including any Board recommendations; and

•

contests for the election of directors or the consideration of stockholder proposals will be precluded if the procedures are not followed. Third parties may therefore be discouraged from conducting a solicitation of proxies to elect their own slate of directors or to approve their own proposal.

Business Combinations. Under our Restated Certificate of Incorporation, certain mergers, share exchanges or sales of our assets with or to interested stockholders, as defined below, must be approved by the affirmative vote of the holders of at least 75% of the then-outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, including 75% of such stock not owned directly or indirectly by any interested stockholder or any affiliate of any interested stockholder. Our Restated Certificate of Incorporation requires this affirmative vote even if no vote is required, or a lesser percentage is specified, by law or any national securities exchange or otherwise. This 75% affirmative vote is not required in two situations (and a business combination shall require only the vote required by law or any other applicable provision of our Restated Certificate of Incorporation). First, it is not required if the business combination has been approved by a majority of uninterested, continuing directors. Second, it is not required if certain price and procedure requirements designed to ensure that our stockholders receive a “fair price” for their common stock are satisfied. Our Restated Certificate of Incorporation defines an interested stockholder as any person, other than us or any of our subsidiaries, who or which:

•	itself or along with its affiliates beneficially owns, directly or indirectly, more than 5% of the then-outstanding shares of stock entitled to vote generally in the election of directors;

•

is an affiliate of us and at any time within the two-year period immediately prior to the date in question itself or along with its affiliates beneficially owned, directly or indirectly, 5% or more of the then-outstanding shares of stock entitled to vote generally in the election of directors; or

•

owns any shares of the then-outstanding shares of stock entitled to vote generally in the election of directors which were at any time within the two-year period immediately prior to the date in question beneficially owned by any interested stockholder, if the transfer of ownership occurred in the course of a non-public transaction or series of non-public transactions.

Liability of Directors; Indemnification. A director generally will not be personally liable for monetary damages to us or our stockholders for breach of fiduciary duty as a director. A director may be held liable, however, for the following:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	paying a dividend or approving a stock repurchase in violation of Delaware law; or

•	any transaction from which the director derived an improper personal benefit.

We indemnify and advance expenses to our officers and directors in connection with legal proceedings to the fullest extent of the law. We may agree with any person to provide an indemnification greater than or different from the indemnification provided by the Restated Certificate of Incorporation or the Amended and Restated Bylaws.

Amendments. The Restated Certificate of Incorporation may be amended with a majority vote of the stockholders, except for the business combination provisions discussed above. The Restated Certificate of Incorporation provides that amendments to the Restated Certificate of Incorporation and the Amended and Restated Bylaws can be approved by a majority vote of the then-outstanding shares of stock entitled to vote generally in the election of directors. The Restated Certificate of Incorporation includes a supermajority voting provision that applies to the amendment or repeal of, or the adoption of any provision inconsistent with, the provisions of the Restated Certificate of Incorporation related to business combinations, which can only be amended with an affirmative vote of the holders of at least 80% of the then-outstanding shares of stock entitled to vote generally in the election of directors, including the affirmative vote of the holders of 80% of the then-outstanding shares of such stock not owned directly or indirectly by any interested stockholder or any affiliate of any interested stockholder. The Amended and Restated Bylaws generally may be amended by the Board or by the stockholders; provided that in the case of amendments by the stockholders the affirmative vote of at least a majority of the then-outstanding shares of stock entitled to vote generally in the election of directors is required. These vote requirements may have the effect of preventing a stockholder with less than a majority of the common stock from circumventing the requirements of the Amended and Restated Bylaws or a stockholder with only a majority of the common stock from circumventing certain provisions of the Restated Certificate of Incorporation by simply amending or repealing them.

Anti-Takeover Legislation

We are a Delaware corporation and are governed by Section 203 of the Delaware General Corporation Law. This provision generally states that, subject to some exceptions, a corporation cannot engage in any business combination with any “interested stockholder” for three years after the time that the stockholder became an interested stockholder unless the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66-2/3% of the outstanding voting stock of the corporation which is not owned by the interested stockholder. Delaware law defines an interested stockholder to include any person, and its affiliates and associates, that owns 15% or more of the outstanding voting stock of the corporation, or that is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date.

Although stockholders may elect to exclude a corporation from Section 203’s restrictions, our Restated Certificate of Incorporation and Amended and Restated Bylaws do not exclude us from Section 203’s restrictions. The provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with the Board, since Section 203 does not require stockholder approval for a corporation to engage in any business combination with any interested stockholder, if the board of directors prior to the time that such stockholder became an interested stockholder approved either the business combination or the transaction in which the stockholder became an interested stockholder. Business combinations are discussed more fully above.

Dividend Reinvestment Plan

Our dividend reinvestment and stock purchase plan (as amended and supplemented, the “DRIP Program”) provides stockholders with the opportunity to purchase additional shares of our common stock by reinvesting all or a portion of their dividends on shares of common stock. It also provides existing stockholders with the option to make cash investments monthly, subject to a minimum monthly limit of $50 and a maximum monthly limit of $10,000. Optional cash investments in excess of $10,000 may be made only with our express permission, and, in our sole discretion, we may grant a discount for such optional cash investments (from 0% to 5%). We use proceeds from the DRIP Program for general corporate purposes.

Transfer Agent

The transfer agent and registrar for the common stock is Computershare Trust Company, N.A.

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any preferred stock, depositary shares, purchase contracts, warrants or units issued by us that may be offered pursuant to this prospectus.

RESALE BY SELLING SECURITYHOLDERS

Selling securityholders may use this prospectus in connection with offering our securities for resale. The applicable prospectus supplement will identify the selling securityholders and the terms of the securities offered for resale. Selling securityholders may be deemed to be underwriters in connection with the securities they resell and any profits on the resales may be deemed to be underwriting discounts and commissions under the Securities Act. The selling securityholders will receive all the proceeds from the resale of our securities. We will not receive any proceeds from resales by selling securityholders.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

Unless we indicate otherwise in the applicable prospectus supplement, the debt securities, common stock, preferred stock, depositary shares or other securities described herein, which we refer to collectively as the securities, will be book-entry securities. All book-entry securities of the same issue initially will be represented by one or more fully registered global securities. Each global security will be deposited upon issuance with, or on behalf of, The Depository Trust Company, as depositary (“DTC”), and will be registered in the name of DTC or a nominee of DTC, in each case for credit to an account of a direct or indirect participant in DTC as described below. DTC will thus be the only registered holder of the securities and will be considered the sole owner of the securities for purposes of any indenture, warrant agreement, unit agreement, deposit agreement, purchase contract, or similar agreement governing the terms of such securities, as applicable, which we refer to as a governing agreement.

Global securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global securities may be held through the Euroclear System, or Euroclear, and Clearstream Banking, S.A., or Clearstream, each as indirect participants in DTC. Transfers of beneficial interests in the global securities will be subject to the applicable rules and procedures of DTC and its direct and indirect participants, including, if applicable, those of Euroclear and Clearstream, which may change from time to time. DTC has advised us as follows: it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for securities that its participants deposit with it. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities through electronic computerized book entry transfers and pledges between participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants in DTC’s system include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to DTC’s system also is available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, which we collectively call indirect participants. Persons that are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and the indirect participants. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission. More information about DTC can be found at http://www.dtcc.com/ and http://www.dtc.org/.

DTC has also advised us that, upon the issuance of a global security evidencing any securities, it will credit, on its book-entry registration and transfer system, the respective principal or face amounts of the securities evidenced thereby to the designated accounts of participants. Ownership of beneficial interests in the global securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global securities will be shown on, and the transfer of those ownership interests may be effected only through, records maintained by DTC or its nominee (with respect to participants) and the records of participants and indirect participants (with respect to other owners of beneficial interests in the global securities).

Investors in the global securities that are participants may hold their interests therein directly through DTC. Investors in the global securities that are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are participants in such system. Euroclear and Clearstream will hold interests in the global securities on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. All interests in a global security, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain purchasers of securities take physical delivery of those securities in definitive form. These laws may impair the ability of holders to transfer beneficial interests in global securities to certain purchasers. Because DTC can act only on behalf of the participants, which in turn act on behalf of the indirect participants, the ability of a person having beneficial interests in a global security to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

So long as DTC or any successor depositary for a global security, or any nominee, is the registered holder of such global security, DTC or such successor depositary or nominee will be considered the sole owner or holder of the securities represented by such global security for all purposes under the governing agreement applicable to that global security. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have the securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of such securities in definitive form, and will not be considered the owners or holders thereof for any purpose under the governing agreement applicable to that global security. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder of securities under the governing agreement applicable to that global security. We understand that, under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in a global security desires to give any consent or take any action under the governing agreement applicable to that global security, DTC or any successor depositary would authorize the participants holding the relevant beneficial interests to give or take such action or consent, and such participants would authorize beneficial owners owning through such participants to give or take such action or consent or would otherwise act upon the instructions of beneficial owners owning through them.

Unless we indicate otherwise in the applicable prospectus supplement, any payments due with respect to any securities (including payments of principal and interest with respect to debt securities and dividends with respect to equity securities) that are registered in the name of or held by DTC or any successor depositary or nominee will be payable to DTC or such successor depositary or nominee, as the case may be, in its capacity as registered holder of the global securities representing the securities. Neither we, nor any trustee, registrar, paying agent or other agent in respect of the securities, nor any other agent of us or any such person will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global securities, for maintaining, supervising or reviewing any records relating to such beneficial ownership interests, or for any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

We have been advised by DTC that its current practice, upon receipt of any payment in respect of a global security, is to credit participants’ accounts with payments on the payment date, unless DTC has reason to believe it will not receive payments on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal or face amount of the relevant security as shown on the records of DTC. Payments by participants and indirect participants to owners of beneficial interests in a global security held through such participants and indirect participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants or indirect participants, and will not be the responsibility of us, any trustee, registrar, paying agent or other agent in respect of the securities, nor any agent of us or of any such person. Neither we nor any such person or agent will be liable for any delay by DTC or by any participant or indirect participant in identifying the beneficial owners of the securities, and we and any such person or agent may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Crossmarket transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global security in DTC, and making or receiving payment in accordance with normal procedures for same- day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream. DTC has advised us that it will take any action permitted to be taken by a holder of securities only at the direction of one or more participants to whose account DTC has credited the interests in the applicable global security and only in respect of such portion of the aggregate principal or face amount of the securities as to which such participant or participants has or have given such direction.

Except as provided in the applicable prospectus supplement, owners of beneficial interests in a global security will not be entitled to receive physical delivery of the related securities in certificated form and will not be considered the holders of the related securities for any purpose under the governing agreement applicable to that global security, and no global security will be exchangeable, except for another global security of the same denomination and tenor to be registered in the name of DTC or a successor depositary or nominee. Accordingly, each beneficial owner must rely on the procedures of DTC and, if the beneficial owner is not a participant, on the procedures of the participant or indirect participant through which the beneficial owner owns its interest to exercise any rights of a holder under the applicable governing agreement. However, if there is an event of default under any applicable governing agreement, DTC reserves the right to exchange the relevant global securities for securities in certificated form, and to distribute such securities to the participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global securities among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we, nor any indenture trustee, nor any agent of us or of any such person will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The information in this section, including any description of the operations and procedures of DTC, Euroclear and Clearstream, has been provided solely as a matter of convenience. We do not take any responsibility for the accuracy of this information, and this information is not intended to serve as a representation, warranty or contract modification of any kind. The operations and procedures of DTC, Euroclear and Clearstream are solely within the control of such settlement systems and are subject to changes by them. We urge investors to contact such systems or their participants directly to discuss these matters.

CERTAIN LEGAL MATTERS

Davis Polk & Wardwell LLP will pass upon certain legal matters in connection with the securities. Davis Polk & Wardwell LLP has from time to time acted as counsel for us and our subsidiaries and affiliates and may do so in the future. Mayer Brown LLP will pass upon certain legal matters for the underwriters.

EXPERTS

Ernst & Young LLP, an independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020, and the effectiveness of our internal control over financial reporting as of December 31, 2020, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Capital One Financial Corporation

$750,000,000 7.149% Fixed-to-Floating Rate Senior Notes Due 2027

$1,750,000,000 7.624% Fixed-to-Floating Rate Senior Notes Due 2031

Prospectus Supplement

Joint Book-Running Managers

Barclays

Goldman Sachs & Co. LLC

Morgan Stanley

Wells Fargo Securities

Capital One Securities

Co-Managers

Blaylock Van, LLC

R. Seelaus & Co., LLC

Ramirez & Co., Inc.

Siebert Williams Shank

October 27, 2023